Exhibit 1

THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in doubt as to any aspect of this Circular or as to the action to be taken, you should consult your stockbroker or other registered dealer in securities, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your shares in China Unicom Limited, you should at once hand this Circular together with the accompanying form of proxy to the purchaser or other transferee or to the bank, stockbroker or other agent through whom the sale was effected for transmission to the purchaser or transferee.

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this Circular, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of the Circular.

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

(Stock Code: 762)

CONTINUING CONNECTED TRANSACTIONS

Financial Adviser to

China Unicom Limited

Lehman Brothers Asia Limited
CHINA INTERNATIONAL CAPITAL CORPORATION (HONG KONG) LIMITED

Independent Financial Adviser to
the Independent Board Committee

Citigroup Global Markets Asia Limited

A letter from the Board of China Unicom Limited is set out on pages 7 to 34 of this Circular. A letter from the Independent Board Committee is set out on pages 35 to 36 of this Circular.

A letter from Citigroup Global Markets Asia Limited containing its advice to the Independent Board Committee and the Independent Shareholders is set out on pages 37 to 56 of this Circular.

A notice dated 10 November 2006 convening an extraordinary general meeting of China Unicom Limited to be held at Ballroom, Level 3, JW Marriott Hotel, Pacific Place, 88 Queensway, Hong Kong on 1 December 2006 at 3:30 p.m. is set out on pages 62 to 63 of this Circular. Whether or not you are able to attend the meeting, you are requested to complete the enclosed form of proxy in accordance with the instructions printed thereon as soon as practicable and in any event by not later than 48 hours before the time appointed for holding the meeting or any adjournment thereof. Completion and return of the form of proxy will not preclude you from attending and voting in person at the meeting or at any adjourned meeting should you so wish.

10 November 2006

CONTENTS

Definitions
Letter from the Board
Letter from the Independent Board Committee
Letter from Citigroup
Appendix - General Information
Notice of the Extraordinary General Meeting

DEFINITIONS

In this Circular, unless the context otherwise requires, the following expressions have the following meanings

“2005 Announcement”	the announcement dated 24 March 2005 issued by the Company in relation to, among others, certain continuing connected transactions of the Company
“2-Step Approach”

the approach to be adopted in the entering into of all connected transactions of the Company that require the approval of the Independent Shareholders, details of which are set out in the section headed “Details of the 2-Step Approach”

“A Share Company”

China United Telecommunications Corporation Limited, a company incorporated in the PRC on 31 December 2001, whose shares are listed on the Shanghai Stock Exchange, and a company in which Unicom Group holds a 61.72% equity interest

“Associate”	has the meaning given to it by the Hong Kong Listing Rules
“Board”	the board of directors of the Company
“Capacity”	capacity on the constructed CDMA Network measured in terms of total number of subscribers
“Capped Continuing Connected Transactions”

those Continuing Connected Transactions relating to leasing of the CDMA network capacity, equipment procurement services, mutual provision of premises and provision of engineering design and technical services as further described in the section headed “Letter from the Board - Information on Continuing Connected Transactions”

“CDMA”

Code Division Multiple Access Technology, which is a digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication, including all upgrades to such technology from time to time

“CDMA Business Income”

the service revenue generated by CUCL in the course of operating its CDMA telecommunication business, which is prepared based on the Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants

“CDMA Network”	the CDMA cellular telecommunications network constructed by Unicom New Horizon in the Listed Service Areas
“CITDCI”

China Information Technology Designing & Consulting Institute (), an entity wholly-owned by the State-owned Assets Supervision and Administration Commission of the State Council that is in the process of being transferred to Unicom Group pursuant to the CITDCI Transfer

“CITDCI Transfer”

the transfer of CITDCI into Unicom Group which has been approved by the State-owned Assets Supervision and Administration Commission of the State Council on 30 June 2006. Upon completion of the industrial and commercial registration, CITDCI will be transferred into and wholly-owned by Unicom Group

“Citigroup”

Citigroup Global Markets Asia Limited, which is licensed by the Securities and Futures Commission for Types 1, 4 and 6 regulated activities under the SFO, being the independent financial adviser to the Independent Board Committee in respect of the terms of each New Agreement and the caps on the relevant Continuing Connected Transactions

“Company”	China Unicom Limited, a company incorporated in Hong Kong whose shares are listed on the Hong Kong Stock Exchange and whose American depository shares are listed on the New York Stock Exchange
“Comprehensive Operator Services Agreement”

the operator-based comprehensive services agreement dated 24 March 2005 between the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to CUCL and Unicom New World) and Unicom New Guoxin, pursuant to which Unicom New Guoxin agreed to provide various operator-based services to CUCL and Unicom New World

“Continuing Connected Transactions”

leasing of CDMA network capacity, supply of telephone cards, equipment procurement services, interconnection arrangements, roaming arrangements, mutual provision of premises, leasing of transmission channels, provision of international telecommunication network gateway, operator-based value-added services for cellular subscriber, value-added services for cellular subscriber, “10010” customer services, agency services and the engineering design and technical services. Details of the each transaction above are set out in the section headed “Information on Continuing Connected Transactions”

“CUCL”	China Unicom Corporation Limited, a limited liability company incorporated in the PRC and a wholly-owned subsidiary of the Company
“Director(s)”	director(s) of the Company as at the date of this Circular
“Engineering Design Arrangement”

a series of engineering design service agreements and technical service agreements entered into between CITDCI and CUCL, pursuant to which CITDCI agreed to provide various engineering design and technical services to CUCL

“Extraordinary General Meeting”	the extraordinary general meeting of the Company to be convened and held on 1 December 2006
“Group”	China Unicom Limited and its subsidiaries from time to time
“GSM”

global cellular system for mobile communications, a digital cellular telephone system operating in the 900 MHz, 1800 MHz and 1900 MHz frequency band based on digital transmission and cellular network architecture with roaming

“Guoxin Premises Leasing Agreement”

the premises leasing agreement dated 24 March 2005 between CUCL and Unicom New World and the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to Unicom New Guoxin), pursuant to which CUCL and Unicom New World each agreed to provide premises to Unicom New Guoxin

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong
“Hong Kong”	Hong Kong Special Administrative Region of the PRC
“Hong Kong Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)
“Hong Kong Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited
“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited
“Independent Board Committee”

the committee of Directors, consisting of Wong Wai Ming, Wu Jinglian, Shan Weijian and Cheung Wing Lam, Linus being the independent non-executive Directors, formed to advise the Independent Shareholders in respect of the terms of each New Agreement and the caps on the relevant Continuing Connected Transactions

“Independent Shareholders”	Shareholders other than Unicom BVI and its Associates

LETTER FROM THE BOARD

“Latest Practicable Date”	31 October 2006, being the latest practicable date prior to the printing of this Circular for ascertaining certain information contained herein
“Listed Service Areas”

Guangdong, Jiangsu, Zhejiang, Fujian, Liaoning, Shandong, Anhui, Hebei and Hubei provinces, and Beijing, Shanghai and Tianjin municipalities, Jilin, Heilongjiang, Jiangxi, Henan, Shaanxi and Sichuan provinces, Chongqing municipality and the Guangxi Zhuang and Xinjiang Uygur autonomous regions and Shanxi, Hunan, Hainan, Yunnan, Gansu and Qinghai provinces and the Inner Mongolia, Ningxia Hui and Xizang autonomous regions

“MHz”	Megahertz, a unit of measure of frequency; 1MHz is equal to one million cycles per second
“MII”	the Ministry of Information Industry of the PRC
“New Agreements”	the New CDMA Lease and the New Comprehensive Services Agreement, and the transfer agreement in relation to each of them
“New CDMA Lease”

the CDMA lease agreement dated 26 October 2006 between the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to CUCL), Unicom New Horizon and Unicom Group, pursuant to which Unicom New Horizon agreed to lease its CDMA Network in the Listed Service Areas to CUCL

“New Comprehensive Services Agreement”

the services agreement dated 26 October 2006 between the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to CUCL) and Unicom Group, pursuant to which Unicom Group agreed to provide various services to CUCL in the Listed Service Areas

“No Caps Continuing Connected Transactions”	those Continuing Connected Transactions that are not Capped Continuing Connected Transactions
“Old Agreements”

each of the Old CDMA Lease, the Old Comprehensive Services Agreement, the Comprehensive Operator Services Agreement, the Guoxin Premises Leasing Agreement and the Value-added Cellular Subscriber Services Cooperation Agreements

“Old CDMA Lease”

the CDMA lease agreement dated 24 March 2005 between the A Share Company (the rights and obligations of the A Share Company under that CDMA lease agreement were subsequent transferred to CUCL and Unicom New World), Unicom New Horizon and Unicom Group, pursuant to which Unicom New Horizon agreed to lease its CDMA Network covering the Listed Services Areas to CUCL and Unicom New World

“Old Comprehensive Services Agreement”

the comprehensive services agreement dated 24 March 2005 between the A Share Company (the rights and obligations of the A Share Company under that services agreement were subsequently transferred to CUCL and Unicom New World) and Unicom Group, pursuant to which Unicom Group agreed to provide various services to CUCL and Unicom New World in the Listed Service Areas

“PRC”	The People’s Republic of China (in this Circular, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan)
“Qualcomm Incorporated”

Qualcomm Incorporated, a company incorporated under the laws of the State of Delaware, the United States of America and whose shares are listed in the Nasdaq Stock Market, is not a connected person to the Company or its Associates

“RMB”	Renminbi, the lawful currency of China
“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)
“Share(s)”	share(s) of HK$0.10 each in the capital of the Company
“Shareholders”	the shareholders of the Company

“SIM”	the subscriber identity module
“SK Telecom”

SK Telecom Co., Ltd., a company incorporated in the Republic of Korea and whose American depository shares are listed on the New York Stock Exchange, is not a connected person to the Company or its Associates

“subscribers”	the unit of Capacity on the CDMA Network
“UIM”	the user identity module
“Unibrew”

UNICOM-BREW Telecommunication Technologies Limited, an equity joint venture company jointly established by Unicom Group and Qualcomm Incorporated, in which Unicom Group owns 50% of its equity interests

“Unicom BVI”	China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands and the immediate controlling company of the Company
“Unicom Group”

China United Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC, and the ultimate shareholding company of the Company. It is engaged in telecommunications and related businesses in the PRC

“Unicom I/E Co”	Unicom Import and Export Company Limited, a limited liability company incorporated in the PRC and a subsidiary in which Unicom Group directly holds 95% of its equity interests
“Unicom New Century”	Unicom New Century Telecommunications Corporation Limited, formerly a wholly-owned subsidiary of the Company before it was merged into CUCL on 30 July 2004
“Unicom New Guoxin”

Unicom New Guoxin Telecommunications Corporation Limited (formerly known as “Guoxin Paging Corporation Limited), a limited liability company incorporated in the PRC, and a wholly-owned subsidiary of Unicom Group

“Unicom New Horizon”	Unicom New Horizon Mobile Telecommunications Corporation Limited, a company incorporated in the PRC and a wholly-owned subsidiary of Unicom Group
“Unicom New World”	Unicom New World Telecommunications Corporation Limited, a wholly-owned subsidiary of the Company before it was merged into CUCL on 1 September 2005
“Unicom NewSpace”	China Unicom New Space Co., Ltd. (formerly known as “China United Telecommunications Satellite Communication Co. Ltd.”), a subsidiary in which Unicom Group owns 95% of its equity interests
“UNISK”	UNISK (Beijing) Information Technology Co. Ltd., an equity joint venture company jointly established by Unicom Group and SK Telecom, in which Unicom Group owns 51% of its equity interests
“Unicom Xingye”	Unicom Xingye Science and Technology Trade Co. Ltd., a subsidiary in which Unicom Group owns 95% of its equity interests
“Value-added Cellular Subscriber Services Cooperation Agreements”

(i) a series of service agreements between UNISK and CUCL, pursuant to which UNISK agreed to provide various value-added services to the cellular subscribers of CUCL;
(ii) a series of service agreements between Unicom NewSpace and CUCL, pursuant to which Unicom NewSpace agreed to provide various value-added services to the cellular subscribers of CUCL;
(iii) a series of service agreements between Unibrew and CUCL, pursuant to which Unibrew agreed to provide various value-added services to the cellular subscribers of CUCL;

This Circular contains translation between Renminbi amounts and Hong Kong dollars at RMB1.02 = HK$1, being the exchange rate prevailing on 26 October 2006. The translation shall not be taken as representation that the Renminbi could actually be converted into Hong Kong dollars at that rate, or at all.

LETTER FROM THE BOARD

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

(Stock Code: 762)

Executive Directors:	Registered Office:
Chang Xiaobing	75th Floor, The Center,
Shang Bing	99 Queen’s Road Central,
Tong Jilu	Hong Kong
Li Jianguo
Yang Xiaowei
Li Zhengmao
Li Gang
Zhang Junan

Non-Executive Director:
Lu Jianguo

Independent Non-Executive Directors:
Wu Jinglian
Shan Weijian
Cheung Wing Lam, Linus
Wong Wai Ming
10 November 2006

To the Shareholders:

Dear Sir or Madam,

1.                                    Introduction

We refer to the Company’s announcement dated 26 October 2006 and the 2005 Announcement in relation to certain continuing connected transactions between the Group and Unicom Group and/or its Associates.

The Group currently conducts a series of Continuing Connected Transactions with Unicom Group as follows:

(1)                                  leasing of the CDMA network capacity;

(2)                                  supply of telephone cards;

(3)                                  equipment procurement services;

(4)                                  interconnection arrangements;

(5)                                  roaming arrangements;

(6)                                  mutual provision of premises;

(7)                                  leasing of transmission channels;

(8)                                  provision of international telecommunication network gateway;

(9)                                  operator-based value-added services for cellular subscriber;

(10)                            value-added services for cellular subscriber;

(11)                            “10010” customer services; and

(12)                          agency services.

Other than the value-added services for cellular subscriber which were de minimis transactions exempt from the reporting, announcement and Independent Shareholders’ approval requirements under the Hong Kong Lising Rules, all Continuing Connected Transactions set out above are either subject to existing waivers from strict compliance with Rule 14A.35(2) of the Hong Kong Listing Rules granted by the Hong Kong Stock Exchange (which waivers will expire on 31 December 2006) or have been approved by the Independent Shareholders on 12 May 2005.

China Information Technology Designing & Consulting Institute (CITDCI) provides engineering design and technical services to the Group and is currently owned by the State-owned Assets Supervision and Administration Commission of the State Council (SASAC). Pursuant to an agreement entered into between Unicom Group and SASAC, Unicom Group agreed to acquire and SASAC agreed to transfer 100% equity interest in CITDCI for no consideration (the CITDCI Transfer). Pending completion of the CITDCI Transfer, CITDCI will become a connected person of the Group and the current transactions between the parties will become Continuing Connected Transactions. Details of the terms of each of the Continuing Connected Transactions as amended are set out in the section headed “Information on Continuing Connected Transactions”.

As at the Latest Practicable Date, Unicom BVI, a subsidiary of Unicom Group, holds approximately 76.96% of the issued share capital of the Company. Unicom New Horizon is a wholly-owned subsidiary of Unicom Group. Unicom Group and Unicom New Horizon are connected persons of the Company under the Hong Kong Listing Rules. Therefore, the Continuing Connected Transactions set out above constitute continuing connected transactions for the Company under the Hong Kong Listing Rules. Accordingly, Unicom BVI and its Associates will abstain from voting on the Continuing Connected Transactions at the Extraordinary General Meeting to be held on 1 December 2006 to seek Independent Shareholders’ approval on the Continuing Connected Transactions set out above.

Lehman Brothers Asia Limited and China International Capital Corporation (Hong Kong) Limited are the financial advisers to the Company in respect of the Continuing Connected Transactions.

An Independent Board Committee has been established to advise the Independent Shareholders as to (i) the terms of the the New Agreements, (ii) the caps on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps. Citigroup has been appointed as the independent financial adviser to the Independent Board Committee, and its letter of advice is set out on pages 37 to 56 of this Circular.

This letter is intended to provide you with further information with respect to the Continuing Connected Transactions, and to seek your approval with respect to the resolutions numbered 1 to 5 set out in the Notice of the Extraordinary General Meeting (see pages 62 to page 63 of this Circular). The recommendation from the Independent Board Committee to the Independent Shareholders is set out on pages 35 to 36 of this Circular.

2.                                      Details of the 2-Step Approach

To address the particular concern arising from the A Share Company’s rights to participate in, or otherwise exercise influence over, the approval of the Company’s connected transactions, the Company has confirmed to the Hong Kong Stock Exchange that the Company’s connected transactions that require the approval of the Independent Shareholders are to be carried out using the 2-Step Approach, under which a relevant connected transaction will be structured to consist of an initial agreement and a further agreement, as follows:

(1)                the entering into of an initial agreement (the Initial Agreement) in connection with the relevant connected transaction between Unicom Group or its subsidiaries (not including the A Share Company or any of its subsidiaries) and the A Share Company. The Initial Agreement will constitute a connected transaction of the A Share Company but not of the Company. The Initial Agreement will contain the following terms:

(i)   completion of the Initial Agreement will be subject to the following conditions:

•                          the successful transfer of all rights and obligations of the A Share Company under the Initial Agreement to the Company or its subsidiaries; and

•                          the approval of Independent Shareholders of the Further Agreement (as defined below).

The Initial Agreement would therefore only be implemented with the approval of the Independent Shareholders (in addition to the approval of the A Share Company’s independent shareholders).

(ii)                Unicom Group or its subsidiaries (not including the A Share Company or any of its subsidiaries) will agree and acknowledge in the Initial Agreement that all the rights and obligations under the Initial Agreement can be transferred to the Company or its subsidiaries and no further consent from Unicom Group or its subsidiaries for such transfer is required; and

(2)                the entering into of a further agreement between the A Share Company and the Company or its subsidiaries (the Further Agreement) to transfer all the rights and obligations of the A Share Company under the Initial Agreement to the Company or its subsidiaries. The Further Agreement will constitute a connected transaction of the Company under the Hong Kong Listing Rules, but not a connected transaction of the A Share Company requiring independent shareholders’ approval under PRC laws and regulations and listing rules of the Shanghai Stock Exchange.

The Further Agreement, being a connected transaction of the Company, will be submitted to the Independent Shareholders for approval at the same time as the Initial Agreement is submitted to the independent shareholders of the A Share Company for approval.

The Company expects, insofar as the nature of a particular connected transaction allows, the 2-Step Approach to apply as described above. The New Agreements have adopted the 2-Step Approach as described above. For further details of the 2-Step Approach, please refer to the announcement issued by the Company dated 17 September 2002.

3.                                    Information on Continuing Connected Transactions

(A)                             New CDMA Lease

New CDMA Lease entered

(i)                   Pursuant to a CDMA lease dated 26 October 2006 between Unicom Group, Unicom New Horizon and the A Share Company (the New CDMA Lease), on the basis that the A Share Company has the right to transfer its rights and obligations to CUCL, Unicom New Horizon has agreed to lease all the constructed Capacity under its CDMA Network to the A Share Company. Completion of the agreement is subject to, inter alia, the approval of the independent shareholders of the A Share Company. The agreement provides for a term of one year commencing from 1 January 2007 with the right for CUCL to extend the term for another year until 31 December 2008 on the same terms.

(ii)                Pursuant to a transfer agreement dated 26 October 2006 between the A Share Company and CUCL, the A Share Company has agreed to transfer all of its rights and obligations under the New CDMA Lease to CUCL. Under the transfer agreement, the A Share Company will cease to be a party to the New CDMA Lease and CUCL will replace the A Share Company as a party to the New CDMA Lease. Following the transfer, CUCL will exercise and enjoy all the rights of the A Share Company arising under the New CDMA Lease in substitution of the A Share Company as if CUCL had at all times been a party to the New CDMA Lease. Completion of the transfer agreement is subject to, inter alia, Independent Shareholders’ approval.

Background

Unicom Group is the only carrier licensed by the MII to offer CDMA cellular services in the PRC. Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, is responsible for the construction and operation of the CDMA Network within the PRC and owns a nationwide CDMA Network in the PRC. The Group has been leasing from Unicom New Horizon the CDMA Network Capacity in the Listed Service Areas pursuant to the previous CDMA lease agreements since 2002 in stages. Since the commencement of the CDMA operations in 2002, the number of the Company’s CDMA subscribers has increased notably from 7.13 million as at 31 December 2002 to 34.53 million as at 30 June 2006. The Group’s CDMA business became profitable in the second half of year 2005 and remained profitable in the first half of year 2006.

Term of the New CDMA Lease

The New CDMA Lease is effective for two years. CUCL has agreed to lease the Capacity for an initial period of one year from 1 January 2007 to 31 December 2007 subject to the fulfillment of the conditions precedent described below. The New CDMA Lease may be extended for another year until 31 December 2008 on the same terms by CUCL giving not less than 180 days’ written notice to Unicom New Horizon on or before 31 December 2007. In addition, the New CDMA Lease may be further extended at the option of CUCL on the same terms, except as to the length, the lease fee and the minimum annual lease fee to be agreed by all parties to the New CDMA Lease (each an Additional Term).

Conditions precedent of the New CDMA Lease

The New CDMA Lease is conditional upon, among others, the following conditions precedent:

(a)                the passing of resolutions by the independent shareholders of the A Share Company at the A Share Company’s general meeting approving the New CDMA Lease;

(b)               the passing of resolutions by the Independent Shareholders at the Company’s general meeting approving the transfer agreement relating to the New CDMA Lease; and

(c)                all other conditions precedent contained in the transfer agreement relating to the New CDMA Lease having been fulfilled (or waived).

Exclusive operating rights

All parties to the New CDMA Lease have agreed that CUCL shall have the exclusive rights to provide CDMA services in the Listed Service Areas. All operating revenue, including airtime charges, monthly subscription fees, interconnection charges, income from sales of UIM cards and handsets and other income generated from or in connection with the operation of the CDMA Network shall belong to CUCL.

Lease fee and Minimum Lease Fee

Pursuant to the New CDMA Lease, the lease fee of the CDMA Network shall be:

(a)                  31% of the audited CDMA Business Income of CUCL for each of the years 2007 and 2008; or

(b)                 30% of the audited CDMA Business Income of CUCL for the year 2007 or 2008, where the audited CDMA business profit before taxation of CUCL for the relevant year is less than the audited CDMA business profit before taxation of CUCL for the year 2006 as set out in the relevant annual audited financial reports of CUCL, provided that the annual lease fee of the CDMA Network shall not be less than a certain minimum level (the Minimum Lease Fee) regardless of the amount of CDMA Business Income for that year. The Minimum Lease Fee for 2007 shall be 90% of the total amount of lease fee paid by CUCL to Unicom New Horizon pursuant to the Old CDMA Lease for 2006. The Minimum Lease Fee for 2008 shall be 90% of the total amount of lease fee paid by CUCL to Unicom New Horizon pursuant to the New CDMA Lease for 2007. The level of lease fee under the New CDMA Lease has been set by reference to the Company’s view of the industry trends, including factors such as CDMA subscribers and average revenue per user per month (ARPU) levels.

The lease fee and the Minimum Lease Fee for any Additional Term shall be further negotiated and determined by the parties upon extension of the New CDMA Lease for an Additional Term.

The lease fee shall be calculated on the basis of the unaudited CDMA Business Income generated by CUCL during each quarter and shall be paid (or procured to be paid) quarterly in arrears by CUCL to Unicom New Horizon within 30 days following the end of each quarter (the Quarterly Lease Fee). CUCL shall issue a report in respect of its unaudited quarterly CDMA Business Income to Unicom New Horizon within 20 days from the end of each quarter. The report shall be prepared in a specified format and contain the unaudited quarterly CDMA Business Income generated by CUCL and the total lease fee payable by CUCL, calculated on the basis of the unaudited quarterly CDMA Business Income.

After the Company receives its annual audited consolidated financial statements, Unicom New Horizon and CUCL shall adjust the lease fee as soon as practicable as follows:

(a)                if the lease fee of any year calculated on the basis of the audited CDMA Business Income as set out in the audited consolidated financial statements based on the final lease fee percentage to be determined by its audited CDMA business profit before taxation (the Annual Lease Fee) is greater than the Quarterly Lease Fee, CUCL shall pay the difference to Unicom New Horizon as soon as practicable;

(b)               if the Annual Lease Fee is less than the Quarterly Lease Fee, Unicom New Horizon shall refund the difference to CUCL as soon as practicable,

provided that, if the total lease fee paid by CUCL in respect of the relevant year is less than the Minimum Lease Fee pursuant to the above payment adjustment, Unicom New Horizon does not have to refund the amount in (b) above and CUCL shall pay an additional amount (where applicable) to Unicom New Horizon as soon as practicable so that the total lease fee paid for the year is not less than the Minimum Lease Fee.

All lease fee shall be made in Renminbi unless otherwise agreed in writing between CUCL and Unicom New Horizon.

Comparison with the Old Lease Fee

The new lease fee under the New CDMA Lease has been determined based on the same pricing mechanism under the Old CDMA Lease, but with a conditional increase in the lease fee of 1% from 30% to 31% if the audited CDMA business profit before taxation of CUCL for the relevant year is not less than the audited CDMA business profit before taxation of CUCL for the year 2006 as set out in the relevant annual audited financial reports.

The new lease fee has been determined by all parties to the New CDMA Lease taking into account the following:

(a)                  In order to upgrade the quality and functionality of the CDMA Network, Unicom New Horizon has incurred substantial capital expenditure to undertake such upgrades in the past two years focusing on the optimization of the network, indoor coverage, technical improvements, value-added services and investment in the intelligent network. Through these investments, the overall service quality and functionality of the CDMA Network have improved over the past two years as evidenced by better connection rates, lower disconnection rates, fewer dropped calls and higher PPP connection success rates. In addition, the revenue contribution to the CDMA business from CDMA value-added services has increased from 9.8% to 18.3% from the end of 2004 up to 30 June 2006, and the percentage of CDMA 1X subscribers to total CDMA subscribers also increased from 30.1% to 51.7% during the same period. Therefore, the investment made by Unicom New Horizon as mentioned above represents a key contributing factor for the improvements in the Group’s CDMA business and as a result an improvement in profitability of the Group’s CDMA business. The lease fee was adjusted to reflect the investment made by Unicom New Horizon set forth above.

The upward adjustment in lease fee will also facilitate further investment by Unicom New Horizon to network optimization, indoor coverage, technical improvement and upgrade, which will enhance the overall network quality and subsequently improve CDMA ARPU, increase the total number of CDMA subscribers, improve customer satisfaction and promote continuous development of the Group’s value-added services for cellular subscribers.

(b)               Compared to the Group’s GSM business, its CDMA business is still in the development stage. The size and profitability of the CDMA business is significantly below that of the Group’s GSM business. Therefore its network-related expenses should be higher than those incurred by the GSM business. However, the new CDMA lease fee still remains lower than the current GSM network expenses. As of the first half of 2006, GSM business network expenses, including depreciation and amortization expenses, represent 31.3% of total GSM revenue.

The Board considers that the increase of lease fee from 30% to 31% is fair and reasonable and in the interests of the Company and the Shareholders as a whole.

Performance of CDMA business

Since the commencement of the Old CDMA Lease in year 2005, the Group’s CDMA business has continuously improved its performance and has turned profitable.

As the number of CDMA subscribers grow steadily, the CDMA business has experienced changes in operating mode, such as decreasing handset subsidies in CDMA handset promotional packages and selling and marketing costs, improving subscribers and revenue quality and increasing revenue contribution from CDMA value-added services. Despite the downward trend in ARPU due to market competition, the Group’s CDMA business became profitable in the second half of 2005 and has recorded improving profits quarter after quarter in the year 2006.

The management of the Group is confident about the future prospects of the CDMA business. The management of the Group strongly believes that the CDMA business will be able to achieve sustainable growth despite the proposed adjustment to the lease fee.

Discount for delay

Subject to certain exceptions, including delay caused by a force majeure event (including natural disasters, national emergencies, civil disturbances, riots, acts of terrorism, industrial disputes and other similar events beyond the control of the parties), a material breach of the New CDMA Lease by CUCL or compliance with applicable laws and regulations, if Unicom New Horizon fails to provide any Capacity of its CDMA Network which affects the provision of services by CUCL, Unicom New Horizon shall be liable to provide a discount for delay to the lease fee to CUCL, calculated as follows:

		Number of CDMA				ARPU of CDMA subscribers
Discount for delay	=	subscribers of CUCL	x	delay period	x	the number of days
		affected by the delay		(number of days)		in the relevant month

In the above formula, the “number of CDMA subscribers of CUCL affected by the delay” shall be determined by CUCL with the support of reports and substantive evidence; the “ARPU of CDMA subscribers” shall be the average monthly ARPU figure of the CDMA subscribers in the affected areas for the three months immediately prior to the delay, as calculated and determined by CUCL.

Discount for delay shall be set off against the next instalment of lease fee to be made by CUCL to Unicom New Horizon.

Network construction cost and operating cost

Under the New CDMA Lease, Unicom New Horizon shall plan, finance and construct the CDMA Network and shall ensure that the CDMA Network is constructed in accordance with the detailed design standards, specifications and timetable agreed between Unicom New Horizon and CUCL. All payments, costs, expenses and amounts paid or incurred by Unicom New Horizon that are directly attributable to the construction of the CDMA Network, including construction, installation and equipment procurement costs and expenses, survey and design costs, investment in technology, software and other intangible assets, insurance premiums paid by Unicom New Horizon during construction period of each phase, excess which has been paid by Unicom New Horizon in case of any damage or loss of the CDMA Network during the construction period, and capitalised interest on loans and any taxes levied or paid in respect of the equipment procurement and the construction of the CDMA Network, including import taxes and custom duties and all costs incurred in relation to any re-configuration, upgrade, enhancement or modification to technology shall form the total network cost (the Network Construction Cost). The Network Construction Cost shall be borne by Unicom New Horizon. The Network Construction Cost for all phases shall be audited and appropriate documentation shall be provided to CUCL and its auditors in order to verify the Network Construction Cost.

CUCL shall be responsible for the operation, management and maintenance of the CDMA Network in accordance with the New CDMA Lease. In respect of the Constructed Capacity Related Costs (as defined below), the sharing proportion between CUCL and Unicom New Horizon shall be calculated using the same formula referred to in the Old CDMA Lease by reference to the actual number of cumulative CDMA subscribers of CUCL at the end of the month prior to the occurrence of the costs divided by 90%, as a percentage of the total amount of Capacity constructed on the Network.

The Constructed Capacity Related Costs referred to above mean those costs of operating and managing the CDMA Network which relate directly to the constructed Capacity on the CDMA Network, including the rental fees for the exchange centres and the base stations, water and electricity charges, heating charges and fuel charges for the relevant equipment etc., as well as the maintenance costs of a non-capital nature.

Purchase Option

Under the New CDMA Lease, Unicom New Horizon has granted CUCL an option to purchase the CDMA Network (the Purchase Option). The Purchase Option may be exercised at any time during the term of the New CDMA Lease or within one year after the termination or expiry of the New CDMA Lease.

The purchase price shall be negotiated between Unicom New Horizon and CUCL, on the basis of the appraised value of the CDMA Network determined in accordance with applicable PRC laws and regulations and taking into account prevailing market conditions and other factors, provided that the acquisition price will not be greater than such price as would, taking into account all lease fee payments made by CUCL, Unicom New Century and Unicom New World to Unicom New Horizon under the New CDMA Lease or any previous CDMA lease agreements and all discounts for delay, enable Unicom New Horizon to recover the Network Construction Costs, together with an internal rate of return on its investment of 8%. The exercise of the Purchase Option will be subject to CUCL complying with the applicable stock exchange requirements relating to that transaction, including but are not limited to Rules 14.75 to 14.77 of the Hong Kong Listing Rules.

Title to the CDMA Network will remain vested in Unicom New Horizon until the CDMA Network assets are transferred to CUCL following exercise of the Purchase Option.

Performance guarantee and indemnity

In consideration of CUCL’s entering into the New CDMA Lease, Unicom Group has unconditionally and irrevocably guaranteed the due and punctual performance by Unicom New Horizon of its obligations under the New CDMA Lease. Unicom Group has also agreed to indemnify CUCL on demand for any loss and damage suffered by CUCL or any member of the Group as a result of any defect in, or any loss of or damage to, any of the equipment caused by any negligence, default, act or omission of Unicom New Horizon or Unicom Group under the New CDMA Lease or in connection with the CDMA Network. The aggregate liability of Unicom Group for any claim shall not exceed the aggregate of (i) the total amount of lease fee payments made by CUCL, Unicom New Century and Unicom New World to Unicom New Horizon under the New CDMA Lease or any previous CDMA lease agreements; and (ii) the total purchase price paid for the CDMA Network.

Transfer of rights and obligations

Each of Unicom New Horizon and Unicom Group irrevocably agrees that the A Share Company may transfer its rights and obligations under the New CDMA Lease to CUCL.

Termination of the New CDMA Lease

CUCL may terminate the New CDMA Lease at any time by giving not less than 180 days’ prior written notice and the termination shall take effect from the end of each lease period or any Additional Term. In addition, Unicom New Horizon or CUCL may terminate the New CDMA Lease at any time if the other party commits any continuing or material breach of the New CDMA Lease.

Reasons for the CDMA lease arrangement

The Board believes that operation of the CDMA Network by way of leasing has enabled the Company to effectively reduce the investment risks involved in developing the CDMA business. In particular, it avoided the significant initial capital expenditure required during the relatively early stages of CDMA business development. It has also allowed the Company to provide CDMA services over the extensive coverage of the CDMA Network without having to incur the costs of purchasing the network at the outset. In addition, where the Company considers necessary and appropriate, it has the right to purchase the CDMA Network from Unicom New Horizon to operate as its own facilities instead of leased facilities.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the lease fee paid by the Group to Unicom New Horizon under the Old CDMA Lease amounted to approximately RMB6,589 million (HK$6,460 million), RMB7,925 million (HK$7,770 million) and RMB6,060 million (HK$5,941 million), respectively.

Cap Amount

For each of the financial years ending 31 December 2006, 2007 and 2008, the annual lease fee for the New CDMA Lease shall not exceed the cap of RMB13,523 million (HK$13,258 million) (which has already been approved by the Independent Shareholders), RMB15,000 million (HK$14,706 million) and RMB18,000 million (HK$17,647 million), respectively.

The cap referred to above is determined with reference to:

(a)                the previous amount of CDMA Business Income and the old lease fee paid by the Group to Unicom New Horizon as set out above; and

(b)               the potential growth of the Group’s CDMA Business Income. Since the commencement of the CDMA operations in 2002, the number of the Company’s CDMA subscribers has increased notably. It is expected that CDMA subscribers will continue to increase, which is consistent with the improving CDMA Network quality and successful marketing strategies. The number of the Group’s CDMA subscribers increased from 7.13 million as at 31 December 2002 to 34.53 million as at 30 June 2006.

(B)                             New Comprehensive Services Agreement

(i)                   Pursuant to an agreement dated 26 October 2006 between Unicom Group and the A Share Company (the New Comprehensive Services Agreement), Unicom Group agrees to (by itself or through subsidiaries of Unicom Group) enter into various services arrangements with the A Share Company, including the supply of telephone cards, equipment procurement services, interconnection arrangements, roaming arrangements, mutual provision of premises, leasing of transmission channels, the provision of international telecommunication network gateway, the supply of operator-based value-added services to cellular subscriber, value-added services to cellular subscriber, the “10010” customer services, agency services and engineering design and technical services on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to CUCL. Unicom Group (by itself or through subsidiaries of Unicom Group) and the A Share Company agree to supply services to each other on arm’s length terms and on terms no less favourable than the terms of supply of such services to any member of Unicom Group or any other independent third party.

Completion of the agreement is subject to, inter alia, the approval of the A Share Company’s independent shareholders. The agreement provides that the initial term shall be three years commencing from 1 January 2007 and is renewable for terms of three years at the option of CUCL.

 (ii)               The New Comprehensive Services Agreement has amended some of the provisions in the restructuring agreement between Unicom Group and CUCL dated 21 April 2000 (the Restructuring Agreement) to reflect subsequent structural change of Unicom Group, including the establishment of CUCL and the listing of the A Share Company on the Shanghai Stock Exchange as contemplated in the Restructuring Agreement. In addition, the New Comprehensive Services Agreement amends Clause 3.2(16) of the Restructuring Agreement and Unicom Group undertakes that it will not take any action in connection with the equity interests beneficially owned by it to the effect that Unicom Group is likely to lose its control over the relevant operating subsidiaries, including the Company. The New Comprehensive Services Agreement provides that the determination of such control shall be made in accordance with the PRC Enterprise Accounting Standards as amended by the Ministry of Finance from time to time. Except as provided for in the New Comprehensive Services Agreement, all other terms in the Restructuring Agreement remain in full force and effect.

(iii)             Pursuant to a transfer agreement dated 26 October 2006 between the A Share Company and CUCL, the A Share Company agrees to transfer to CUCL all of its rights and obligations under the New Comprehensive Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the New Comprehensive Services Agreement and CUCL will become a party to it in place of the A Share Company. Following the transfer, CUCL will exercise and enjoy all the rights of the A Share Company arising under the New Comprehensive Services Agreement as if CUCL had at all times been a party to the New Comprehensive Services Agreement. Completion of the transfer agreement is subject to, inter alia, Independent Shareholders’ approval.

(1)                               Supply of telephone cards

Background

Under the New Comprehensive Services Agreement, Unicom Group will, through its subsidiary or subsidiaries, provide various kinds of telephone cards, including SIM cards, UIM cards, IP telephone cards, long-distance calling cards and rechargeable calling cards, for CUCL’s various networks. Unicom Group shall ensure that the quality of its telephone cards comply with the standards of the government authorities.

Pricing standards

Charges for the supply of these cards are based on the actual cost (including cost of import of specific telephone cards, manufacturing cost and cost of issuing specific telephone cards) incurred by Unicom Group or its subsidiaries in supplying the cards together with a margin over cost to be agreed from time to time but in any case not to exceed 20% of the cost, and subject to appropriate volume discounts. Under the New Comprehensive Services Agreement, prices and volumes will be reviewed by the parties on an annual basis.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the Group paid approximately RMB1,087 million (HK$1,066 million), RMB672 million (HK$659 million) and RMB573 million (HK$562 million) respectively, to Unicom Xingye, a 95% owned subsidiary of Unicom Group, for purchase of telephone cards pursuant to the Old Comprehensive Services Agreement.

No Cap Amount

The Company considers that the transaction value of the supply of telephone cards shall not be subject to any annual cap amount for the following reasons:

The Group provides telecommunication services in the PRC and its revenue depends heavily on the sales of these telephone cards. Sales of these telephone cards is also instrumental for the Group to increase its subscriber base; growth in the Group’s subscribers number will in turn increase the demand of the Group for these telephone cards. The amount of telephone cards required by the Group from Unicom Group is directly linked to the number of the Group’s subscribers. Neither the Group nor Unicom Group will be able to control it as it depends entirely on the size of the Group’s subscriber base. Any restraint imposed on the Group from obtaining these telephone cards from Unicom Group will severely limit the Group’s ability to earn revenue and conduct its business in the ordinary course.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Hong Kong Listing Rules for imposing a cap on the supply of telephone cards for each of the financial years ending 31 December 2007, 2008 and 2009.

(2)                               Equipment procurement services

Background

Under the New Comprehensive Services Agreement, Unicom Group agrees to provide comprehensive procurement services to CUCL through its subsidiary or subsidiaries. Unicom Group procures foreign and domestic telecommunications equipment and other materials required in the operation of CUCL’s various networks and provides services on management and consultation of tenders and agency services.

In addition, Unicom Group has also agreed to indemnify CUCL for any loss caused by any negligence, default, act or omission of Unicom Group or its subsidiaries in respect of equipment procurement under the New Comprehensive Services Agreement. The aggregate liability of Unicom Group for any claim under the New Comprehensive Services Agreement shall not exceed the total amount of agency services fees paid to Unicom Group under the New Comprehensive Services Agreement.

Pricing standards

Charges for these services are calculated at the rate of:

(a)                  0.55% of the contract value of those procurement contracts under US$30 million (including US$30 million) and 0.35% of the contract value of those procurement contracts over US$30 million, in the case of imported equipment; and

(b)                 0.25% of the contract value of those procurement contracts under RMB200 million (including RMB200 million) and 0.15% of the contract value of those procurement contracts over RMB200 million, in the case of domestic equipment.

In addition, CUCL has agreed to pay to Unicom Group services fees in respect of procurement of transmission and auxiliary equipment of switches, dry-cell batteries, diesel oil engines, non-stop power supply, air-condition in generator rooms and fibre optical cables. The service fees shall be determined based on the pricing standards set out in (a) or (b) above depending on the origin of the equipment, whether it is imported or domestic.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the Group paid an agency fee of approximately RMB17.76 million (HK$17.41 million), RMB15.79 million (HK$15.48 million) and RMB8.35 million (HK$8.19 million) respectively, to Unicom I/E Co, a 95% owned subsidiary of Unicom Group, for procurement services of domestic and international telecommunication equipment and other materials pursuant to the Old Comprehensive Services Agreement.

Cap Amount

For each of the financial years ending 31 December 2006, 2007, 2008 and 2009, the agency fees to be paid for equipment procurement by CUCL under the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap of RMB45 million (HK$44.12 million) (which has already been approved by the Independent Shareholders), RMB60 million (HK$58.82 million), RMB75 million (HK$73.53 million) and RMB95 million (HK$93.14 million), respectively.

The caps referred to above are determined with reference to:

(a)                the previous transaction conducted and transaction amount in respect of procurement of equipment by the Group;

(b)               the importance of ensuring that the needs of the Group to obtain equipment necessary to its business can be satisfied at all times in a cost-efficient way; and

(c)                the anticipated increase in service fees payable by CUCL based on the pricing standards set out above in respect of procurement of transmission and auxiliary equipment of switches, dry-cell batteries, diesel oil engines, non-stop power supply, air-condition in generator rooms and fibre optical cables which are currently provided by Unicom Group to CUCL free of charge under the Old Comprehensive Services Agreement.

(3)                               Interconnection arrangements

Background

Under the New Comprehensive Services Agreement, various telecommunication networks of CUCL and various telecommunication networks of Unicom Group interconnect with each other.

Pricing standards

(a)                Settlement between the cellular network of both parties

With respect to cellular calls between different provinces, settlement shall be made by one of the following two methods that is more favourable to CUCL:

(i)                     the cellular network from which the outgoing calls originate and the cellular network which receives the incoming calls shall each retain 4% of the long distance call fees incurred and the remaining 92% of the long distance call fees shall be credited to CUCL;

(ii)                pursuant to the settlement standard stipulated in the Notice Concerning the Issue of the Measures on Settlement of Interconnection between Public Telecommunications Networks and Sharing of Relaying Fees (Xin Bu Dian 2003 No. 454) promulgated by the MII on 28 October 2003, the cellular network from which the outgoing calls originate and the cellular network which receives the incoming calls shall each retain RMB0.06 from the long distance call fees. The remaining long distance call fees shall be credited to CUCL.

(b)               Other interconnection settlement between the networks of both parties

Both parties agree to conduct settlement in accordance with the relevant provisions in the Notice Concerning the Issue of the Measures on Settlement of Interconnection between Public Telecommunications Networks and Sharing of Relaying Fees (Xin Bu Dian 2003 No. 454) promulgated by the MII on 28 October 2003 (and its amendments from time to time).

(c)                Both parties further agree that if the settlement method (and its amendment from time to time) formulated by the relevant government authorities in respect of similar settlement between the networks is more favourable to CUCL when compared with the above interconnection settlement arrangements, settlement shall be conducted pursuant to that settlement method.

Historical information

For the year ended 31 December 2004, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the Old Comprehensive Services Agreement were approximately RMB193.5 million (HK$189.7 million) and approximately RMB40.1 million (HK$39.3 million), respectively.

For the year ended 31 December 2005, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the Old Comprehensive Services Agreement were approximately RMB140 million (HK$137 million) and RMB16.10 million (HK$15.78 million), respectively.

For the nine months ended 30 September 2006, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the Old Comprehensive Services Agreement were approximately RMB122.15 million (HK$119.75 million) and RMB11.64 million (HK$11.41 million), respectively.

No Cap Amount

The Company considers that the transaction value of the interconnection arrangements shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends on growth in call revenue and in its subscriber base on its various networks. Any such growth will necessarily result in the increased use of interconnection arrangements. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. Any cap on these transactions will therefore limit the Group’s ability to conduct or expand its business in the ordinary course.

In addition, the prices for interconnection arrangements are based on the standardised tariffs set by the MII (which is applicable to other cellular operators in the PRC) or internal tariffs agreed between the Group and Unicom Group that are more favourable to the Group than the standardised tariffs.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Hong Kong Listing Rules for imposing a cap on the interconnection arrangements for each of the financial years ending 31 December 2007, 2008 and 2009.

(4)                               Roaming arrangements

Background

Under the New Comprehensive Services Agreement, CUCL and Unicom Group provide roaming services to each other’s GSM and CDMA cellular subscribers within their respective cellular service areas.

Pricing standards

(a)                The cellular subscribers using roaming services will pay roaming fees at the agreed rate of RMB0.60 per minute of roaming usage for both incoming and outgoing calls based on MII guidelines.

(i)                   If the cellular subscribers of CUCL roam in the service areas of Unicom Group, CUCL will be entitled to receive the roaming fees, which will be apportioned in the following way: (A) RMB0.40 per minute shall be paid to Unicom Group; and (B) RMB0.20 per minute shall be withheld by CUCL;

(ii)                If the cellular subscribers of Unicom Group roam in the Listed Service Areas, Unicom Group will be entitled to receive the roaming fees, which will be apportioned in the following way: (A) RMB0.56 per minute shall be paid to CUCL; and (B) RMB0.04 per minute shall be withheld by Unicom Group; and

(iii)               If the cellular business of CUCL expands to cover all regions throughout the PRC, then the arrangements set out in clauses (i) and (ii) above shall be terminated automatically.

(b)               If the network of a third party cellular network operator is made available to the cellular subscribers of Unicom Group pursuant to the international roaming arrangements of Unicom Group, or if the network of Unicom Group is made available to the subscribers of any third party cellular network operator pursuant to such arrangements, CUCL shall receive 50% of all roaming revenue to be received under such international roaming arrangements.

Historical information

For the year ended 31 December 2004, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreement amounted to approximately RMB26.70 million (HK$26.20 million) and RMB23.80 million (HK$23.30 million), respectively.

For the year ended 31 December 2005, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreement amounted to approximately RMB67.78 million (HK$66.45 million) and RMB41.80 million (HK$40.98 million), respectively.

For the nine months ended 30 September 2006, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreement amounted to approximately RMB47.36 million (HK$46.43 million) and RMB32.88 million (HK$32.24 million), respectively.

No Cap Amount

The Company considers that the transaction value of the roaming arrangements shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends on growth in call revenue and in its subscriber base on its various networks. Any such growth will necessarily result in the increased use of interconnection and roaming arrangements. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. Any cap on these transactions will therefore limit the Group’s ability to conduct or expand its business in the ordinary course.

In addition, the prices for roaming arrangements are based on standardised tariffs set by the MII (which is applicable to other cellular operators in the PRC) or internal tariffs agreed between the Group and Unicom Group that are more favourable to the Group than the standardised tariffs.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Hong Kong Listing Rules for imposing a cap on the roaming arrangements for each of the financial years ending 31 December 2007, 2008 and 2009.

(5)                               Mutual provision of premises

Background

CUCL and Unicom Group (including itself or any of its subsidiaries) will provide to each other premises (including premises, buildings, air conditioning, electricity, power generating equipment and other relevant auxiliary facilities) belonging to CUCL or Unicom Group (including itself or any of its subsidiaries), or leased to CUCL or Unicom Group (including itself or any of its subsidiaries) by third parties upon the request of the other party from time to time.

Pricing standard

(a)                Apart from cases where the premises have been leased from independent third parties, the use fees or the rental amount in each case is based on the lower of depreciation costs and market prices for similar premises in that locality. However, either CUCL or Unicom Group (including itself or any of its subsidiaries) may choose to charge each other market prices for premises rented to the other party.

(b)               In addition to the rental amount, for buildings, CUCL or Unicom Group (including itself or any of its subsidiaries) shall pay as scheduled water and electricity tariffs, air conditioning charges and other expenses actually consumed or used, together with the property management fees for the leased buildings in accordance with such price or fee standards stipulated by the pricing authority. Apart from the rental amount and disbursements described above and other expenses incurred as a result of any breach of the provision, the party providing the lease guarantees that the other party shall not be requested to pay any other expenses, including any taxes payable by the party providing the lease.

(c)                  In cases where the premises have been leased from an independent third party, the use fees or the rental amount is the amount that is payable under the head lease. Charges for any air-conditioning and electricity are included in the rental amount. In the case of shared premises, the use fees or the rental amount is split in proportion to the respective areas occupied by the parties.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the total rents for premises leased by Unicom Group to the Group pursuant to the Old Comprehensive Services Agreement amounted to approximately RMB29.03 million (HK$28.46 million), RMB23.53 million (HK$23.07 million) and RMB19.09 million (HK$18.72 million) respectively, whereas the total rents for premises leased by the Group to Unicom Group pursuant to the Old Comprehensive Services Agreement amounted to approximately RMB3.50 million (HK3.43 million), RMB2.47 million (HK$2.42 million) and RMB2.57 million (HK$2.52 million) respectively.

For the years ended 31 December 2004, 2005 and for the nine months ended 30 September 2006, the total rental amount paid by Unicom New Guoxin to the Group pursuant to the Guoxin Premises Leasing Agreement was approximately RMB19.47 million (HK$19.09 million), RMB18.66 million (HK$18.29 million) and RMB10.30 million (HK$10.10 million), respectively.

Beijing China Enterprise Appraisals Company Limited, an independent property valuer, has confirmed that the rental amounts payable under the above arrangements are fair and reasonable and within the range of the market rent.

Cap amount

For each of the financial years ending 31 December 2006, 2007, 2008 and 2009, the total rents for premises to be paid by CUCL pursuant to the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap amount of RMB52.93 million (HK$51.89 million) (which has already been approved by the Independent Shareholders), RMB35.00 million (HK$34.31 million), RMB45.00 million (HK$44.12 million) and RMB55.00 million (HK$53.92 million) respectively, whereas the total rents for premises to be paid by Unicom Group shall not exceed, in aggregate, the cap amount of RMB41.49 million (HK$40.78 million), RMB60.00 million (HK$58.82 million), RMB80.00 million (HK$78.43 million) and RMB95.00 million (HK$93.14 million) respectively.

The caps on the mutual provision of premises have been set with reference to:

(i)                     the Company’s historical transactions with Unicom Group (including itself or its subsidiaries);

(ii)                the Company’s estimates of the premises that are required to be leased by the Company, or, as the case may be, by Unicom Group (including itself or its subsidiaries); and

(iii)             the Company’s estimate of market rent at the respective locations for 2007, 2008 and 2009.

The estimation of the maximum number of premises that may be leased by the Company, or, as the case may be, by Unicom Group (including itself or its subsidiaries) in the next three years takes into account the growth potential of the businesses of the Company, or, as the case may be, Unicom Group (including itself or its subsidiaries) and the corresponding demand for more premises due to such growth.

(6)                               Leasing of transmission channels

Unicom Group or its subsidiaries will lease fixed line transmission capacity from CUCL pursuant to the New Comprehensive Services Agreement.

Pricing standard

Charges for the leasing of transmission capacity are based on tariffs stipulated by the MII from time to time less a discount of up to 10%. The discount given by CUCL to Unicom Group shall not be more than what CUCL offers to other third party lessees for a similar lease. The stipulated tariffs vary depending on the type of transmission lines and the transmission distance. If new tariffs are stipulated by the MII, the discount rate will be reviewed.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the total charges paid to the Group by Unicom Group for the leasing of fixed line transmission capacity amounted to approximately RMB38.85 million (HK$38.09 million), RMB25.84 million (HK$25.33 million) and RMB12.75 million (HK$12.50 million), respectively.

No Cap Amount

The Company considers that the transaction value of the leasing of transmission capacity shall not be subject to any annual cap amount for the following reasons:

As the lease fees of the long-distance transmission lines contribute to the revenue of the Group, imposing a cap on this transaction will put a limit on the Group’s revenue and hamper its ability to conduct its business in the ordinary course. In addition, any expansion of Unicom Group’s long-distance telephone business will necessarily result in the increased amount of transmission capacity leased to Unicom Group and in the increased lease fee revenue for the Group. Neither the Group nor Unicom Group will be able to control it as it depends entirely on Unicom Group’s subscriber usage.

In addition, the prices for the leasing of transmission lines are based on standardised tariffs set by the MII (which is applicable to other cellular operators in the PRC).

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Hong Kong Listing Rules for imposing a cap on the leasing of transmission channels for each of the financial years ending 31 December 2007, 2008 and 2009.

(7)                               Provision of international telecommunication network gateway

Background

Pursuant to the New Comprehensive Services Agreement, Unicom Group will provide international access to CUCL’s international long distance call services through its gateways at Shanghai, Guangzhou and Beijing. Unicom Group has undertaken not to provide international telecommunication network gateway services to other third parties.

Pricing standards

Charges for these services are based on the costs of Unicom Group to operate and maintain the international telecommunication network gateway facilities (including depreciation) which have been included in the management accounts of Unicom Group verified and audited by local auditors, and a margin over such cost of 10%. CUCL will retain all the revenue arising from the provision of international long distance call services for its own benefits.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the total charges paid by the Group for the international telecommunication network gateway services pursuant to the Old Comprehensive Services Agreement amounted to approximately RMB17.06 million (HK$16.73 million), RMB19.80 million (HK$19.41 million) and RMB13.23 million (HK$12.97 million), respectively.

No Cap Amount

The Company considers that the transaction value of the use of international telecommunication network gateway shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends heavily on call revenue, including international call revenue. The provision of international call service by the Group depends on the use of the international telecommunication network gateway provided by Unicom Group. Any growth of the use of the Group’s international call service will necessarily result in the increased use of the international telecommunication network gateway capacity and facilities. Any increased use of international telecommunication network gateway capacity and facilities will increase Unicom Group’s costs of operating and maintaining these facilities (including depreciation) which would in turn raise the transaction amount of this transaction. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. It is therefore difficult for the Group to estimate the future level of use of the international telecommunication network gateway. Limiting the Group’s use of Unicom Group’s international telecommunication network gateway will limit the Group’s ability to earn its revenue from international telephone calls.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Hong Kong Listing Rules for imposing a cap on the provision of international telecommunications network gateway for each of the financial years ending 31 December 2007, 2008 and 2009.

(8)                               Operator-based value-added services for cellular subscriber

Background

Pursuant to the New Comprehensive Services Agreement, Unicom Group or its subsidiaries will use its operator-based network, equipment and operators to provide operator-based comprehensive value-added services for CUCL, including but are not limited to “Unicom Assistant” and operator-based message services.

Pricing standards

Pursuant to the New Comprehensive Services Agreement, CUCL shall retain 40% of the revenue generated from operator-based value-added services provided to the Group’s subscribers (and actually received by CUCL) and allocate 60% of such revenue to Unicom Group for settlement, on the condition that such proportion for Unicom Group shall not be higher than the average proportion for independent operator-based value-added telecommunications content providers who provide operator-based value-added telecommunications content to the Group in the same region.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, approximately RMB858.78 million (HK$841.94 million), RMB413 million (HK$404 million) and RMB276.70 million (HK$271.27 million) respectively, was settled with Unicom New Guoxin, a wholly-owned subsidiary of Unicom Group, due to the above operator-based value-added services by the Group pursuant to the Comprehensive Operator Services Agreement.

No Cap Amount

The Company considers that the transaction value of operator-based value-added services shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends on growth in call revenue and in its subscriber base on its various networks. As operator-based value-added service is an ancillary service to many of the Group’s subscribers, any subscriber growth will necessarily result in the increased use of these operator-based value-added services. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. It is therefore difficult for the Group to estimate the future level of use of operator-based value-added services. Any increased level of use of operator-based value-added services will also benefit the Group as the Group shares with Unicom Group the revenue derived from this service. Any cap on these transactions will therefore limit the Group’s ability to conduct or expand its business in the ordinary course. As the charges for these operator-based value-added services contribute to the revenue of the Group, imposing a cap on this transaction will put a limit on the Group’s revenue.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Hong Kong Listing Rules for imposing a cap on operator-based value-added services for each of the financial years ending 31 December 2007, 2008 and 2009.

(9)                               Value-added services for cellular subscriber

Background

Pursuant to the New Comprehensive Services Agreement, Unicom Group or its subsidiaries will provide the cellular subscribers of CUCL various types of value-added services through its cellular communication network and data platform.

Pricing standards

Pursuant to the New Comprehensive Services Agreement, CUCL shall retain a portion of the revenue generated from the value-added services provided to the Group’s subscribers (and actually received by CUCL) and allocate a portion of such revenue to Unicom Group for settlement, on the condition that such proportion allocated to Unicom Group shall not be higher than the average proportion for independent value-added telecommunications content providers who provide value-added telecommunications content to the Group in the same region. The percentage of revenue to be allocated to Unicom Group by CUCL will vary depending on the types of value-added services provided to the Group.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, approximately RMB4.23 million (HK$4.15 million), RMB28.42 million (HK$27.86 million) and RMB35.02 million (HK$34.33 million) respectively, was settled with Unicom Group, due to the above value-added services by the Group pursuant to the Value-added Cellular Subscriber Services Cooperation Agreements.

No Cap Amount

The Company considers that the transaction value of value-added services shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends on growth in call revenue and in its subscriber base on its various networks. As value-added service is an ancillary service to many of the Group’s subscribers, any subscriber growth will necessarily result in the increased use of these value-added services. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. It is therefore difficult for the Group to estimate the future level of use of value-added services. Any increased level of use of value-added services will also benefit the Group as the Group shares with Unicom Group the revenue derived from this service. Any cap on these transactions will therefore limit the Group’s ability to conduct or expand its business in the ordinary course. As the charges for these value-added services contribute to the revenue of the Group, imposing a cap on this transaction will put a limit on the Group’s revenue.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Hong Kong Listing Rules for imposing a cap on the value-added services for each of the financial years ending 31 December 2007, 2008 and 2009.

(10)                        “10010” Customer Services

Background

Pursuant to the New Comprehensive Services Agreement, Unicom Group or its subsidiaries will provide the following customer services to CUCL:

(a)                  Business inquiries: to provide customers with information about CUCL, the network, tariff, sales outlets and services of GSM and CDMA operations, as well as frequently asked questions on cellular communications.

 (b)              Tariff inquiries: to answer instant tariff inquiry, balance inquiry, statement breakdown inquiry, overdue statement inquiry, amounts prepaid inquiry, account balance inquiry, status of payment inquiry from the customers of CUCL’s CDMA and GSM operations (including prepaid services) as well as statement inquiry from long-distance, domestic and IP telephony customers.

(c)                Account maintenance: to provide suspension and reactivation of accounts services, as well as other non-payment related account maintenance services to the customers of CUCL’s CDMA and GSM operations (including prepaid services), long-distance, domestic and IP telephony services.

(d)            Complaints handling: to enable the customers to file a complaint by phone, fax, post or other means. The system provides various questions and answers prepared on various types of complaints and a close-ended work process flow, all of which are aimed at assisting the customer services officers to accurately and promptly understand the issue being complained of, and to ensure that the customers will receive a satisfactory reply. At the same time, the customers may call “10010” to inquire about the status of handling of their complaints and the results thereof.

(e)               Customer interview and subscriber retention: Unicom Group will increase the number of operators and expand the scope of services according to the requirements of CUCL, and provide dedicated operators for such purposes. These services include conducting telephone interviews with new CDMA customers, high end CDMA and GSM customers, key customers and major accounts, as well as contacting by phone high end CDMA and GSM subscribers of the Group who wish to leave the cellular network in order to persuade them to remain as its customer.

Pricing standards

Pursuant to the New Comprehensive Services Agreement, the service fees payable by CUCL to Unicom Group shall be calculated on the basis of the costs of the customer service plus a profit margin of not more than 10%. The costs of the customer service will be the cost per operator seat multiplied by the number of effectively operating operator seats:

(a)                The cost per operator seat in economically developed metropolises, such as Beijing, Shanghai and Guangdong, shall be the Actual Cost per Operator Seat (as defined below) in such area for the previous year. The cost per operator seat in areas apart from those economically developed metropolises shall be the lower of the Actual Cost per Operator Seat in the same region and the nationwide (excluding Beijing, Shanghai and Guangdong) average of Actual Cost per Operator Seat (as defined below) plus 10%, in each case, for the previous year.

The Actual Cost per Operator Seat is comprised of wages, administration expenses, operation and maintenance expenses, depreciation of equipment and leasing fees for premises attributable to the customer service. The Actual Cost per Operator Seat in a certain area shall be the product of dividing the costs of Unicom Group providing “10010” services (as confirmed in the audit report issued by an external audit firm) in the same region for the previous year by the average number of monthly operator seats of Unicom Group for the previous year. Such audit report and relevant supporting documents shall be provided to CUCL and its auditors.

(b)                 Determination of the number of effectively operating operator seats: Unicom Group shall notify the number of operator seats of the previous month to CUCL before the tenth day of each month. CUCL shall confirm the number of effectively operating operator seats within five working days based on the criteria as set out in the Service Standard for Telecommunication Operations (for Trial Implementation) published by the MII. The number of effectively operating operator seats will be subject to the final confirmation by CUCL.

Comparison with old pricing standards

Guangdong has been added as one of the economically developed metropolises in determining the cost per operator seat due to the following reasons:

(a)                  Guangdong province is a developed region and the Actual Cost per Operator Seat is significantly higher than the nationwide average;

(b)            The relatively high costs of customer service in Guangdong province has pushed up the nationwide average of Actual Cost per Operator Seat in accordance with the old pricing standards; and

(c)             The old pricing standards are unable to accurately reflect the substantially high costs of customer service in Guangdong province and as such, its financial results can no longer reflect its actual performance and contributions.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the aggregate fees paid by the Group for the customer services pursuant to Comprehensive Operator Services Agreement was approximately RMB524.72 million (HK$514.43 million), RMB562 million (HK$551 million) and RMB500.76 million (HK$490.94 million), respectively.

No Cap Amount

The Company considers that the transaction value of customer services shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue growth depends heavily on the growth of its subscriber base. As customer service is an ancillary service to many of the Group’s subscribers, any subscriber growth will necessarily result in the increased use of customer service. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. Any cap on this transaction will therefore potentially limit the Group’s ability to provide normal customer service to its users and jeopardise the operation of the Group. The customer services will be priced on a cost plus margin basis and the costs will be audited annually by an independent audit firm and is subject to the final confirmation by the Group thus affording added protection to the Group.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Hong Kong Listing Rules for imposing a cap on the customer services for each of the financial years ending 31 December 2007, 2008 and 2009.

(11)                          Agency services

Background

Pursuant to the New Comprehensive Services Agreement, Unicom Group (or its subsidiaries) will provide subscriber development services to CUCL by telephone or through other channels by utilizing its paging network, equipment and operators.

Pricing standards

The pricing standard for the agency fees is that the agency fees chargeable to CUCL shall not exceed the average of agency fees chargeable by independent third party agents providing subscriber development service to CUCL in the same region.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, approximately RMB9.05 million (HK$8.87 million), RMB15.31 million (HK$15.01 million) and RMB7.12 million (HK$6.98 million) respectively, were incurred by the Group for the payment of agency fees in total pursuant to the Old Comprehensive Operator Services Agreement.

No Cap Amount

The Company considers that the transaction value of agency services shall not be subject to any annual cap amount for the following reasons:

Agency service is essential to the Group, which needs effective marketing strategies and means to sustain its growth in the highly competitive telecommunications market in the PRC today. The agency fees are based on commissions charged for each newly developed subscriber. The total amount of commissions will increase if the number of new subscribers developed by Unicom Group increases. Any cap on this service is therefore a limit on the number of new subscribers that Unicom Group is allowed to develop for the Group. Any such limit will limit the growth of the Group.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the agency services for each of the financial years ending 31 December 2007, 2008 and 2009.

(12)                          Engineering design and technical services

Background

CITDCI provides engineering design and technical services to the Group. Pending completion of the CITDCI Transfer, CITDCI will be transferred into Unicom Group and become a connected person of the Group.

Pursuant to the New Comprehensive Services Agreement, Unicom Group or its subsidiaries will provide engineering design and technical services to CUCL based on its demands and requirements.

CUCL shall select the providers of engineering design services and technical services by way of public tender. Unicom Group shall ensure that CITDCI shall possess qualifications and conditions which are not inferior to those of an independent third party, and shall participate in the tendering process on an equal footing with any independent third parties.

Pricing standards

The service standard for engineering design and technical services provided by Unicom Group to CUCL shall not be less favourable than those similar services provided by an independent third party to CUCL.

The pricing standard for the engineering design services shall be implemented with reference to but shall not be higher than those set out in the Standard Fees on Engineering, Exploration and Design Services  promulgated and implemented by the original State Planning Commission and the Ministry of Construction in 2002 and other relevant national standards. In addition, such pricing standard shall not be higher than those adopted by an independent third party providing similar services in the same industry.

The pricing standard for the technical services shall be implemented with reference to but shall not be higher than those set out in the Notice of the State Planning Commission Concerning Printing and Issuance of the Interim Provisions on the Consulting Fee for Front End Work of Construction Projects  promulgated by the State Planning Commission in 1999 and other relevant national standards. In addition, such pricing standard shall not be higher than those adopted by an independent third party providing similar services in the same industry.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, approximately RMB116.82 million (HK$114.53 million), RMB128 million (HK$125 million) and RMB108.21 million (HK$106.09 million) respectively, were incurred by the Group for the payment of service fees in total pursuant to the Engineering Design Arrangement.

Cap Amount

For each of the financial years ending 31 December 2007, 2008 and 2009, the service fees to be paid for engineering design and technical services by CUCL under the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap of RMB380 million (HK$373 million), RMB403 million (HK$395 million) and RMB427 million (HK$419 million), respectively.

The caps referred to above are determined with reference to:

(a)                  the existing scale and operations of the Group and the management’s internal analysis and estimates on future business needs to improve its network capacity, quality and functionality in the highly competitive telecommunications market in the PRC. In response to continuing growth in the number of subscribers, increasing market competition and the changing customer requirements, the Company will continue to make substantial investment (i) to expand network capacity and coverage to accommodate future subscriber growth; (ii) to optimize and upgrade the network to improve connection rates, reduce number of dropped calls and lower disconnection rates; and (iii) to enhance network capability to provide new value-added services required by the customers. These investments will increase the Group’s demand for engineering design and technical services;

(b)               the historical levels and future trend of the transactions contemplated under the New Comprehensive Services Agreement. CITDCI has been a long-standing service provider to the Company with increasing transaction volume over the past three years. As CITDCI becomes a member of the Unicom Group, it may have the opportunity to develop a deeper and better understanding of the Company’s network features and business development needs. As a result, CITDCI may become a more efficient and competitive service provider and be more successful in the Group’s public tenders for engineering design and technical services. The levels of annual caps for engineering design and technical services in 2007, 2008 and 2009 are set after taking into consideration of the increasing transaction volume between the Company and CITDCI in the past three years as well as the potential significant increase in transactions with CITDCI in the future after it becomes a member of the Unicom Group; and

(c)                the importance of ensuring that the Group have the flexibility to conduct its business in the ordinary course and to allow the Group to benefit from potential growth opportunities.

Reasons for the New Comprehensive Services Agreement Arrangement

The Board believes that services provided by Unicom Group pursuant to the New Comprehensive Services Agreement are essential to the continuing and normal operation of the Company’s business activities. Such service arrangement with Unicom Group has enabled the Company to lower its overall service costs and receive high quality services at competitive price and in a timely manner. Due to the long-standing cooperation between Unicom Group and the Company, Unicom Group has gained an in-depth understanding of the Company’s general business needs and is therefore able to provide high quality services to meet the Company’s demand at a competitive price and with speedy response. In addition, there are no independent third party service providers for some of the services currently provided by Unicom Group to the Company, including supply of telephone cards, interconnection and roaming arrangements, leasing of transmission capacity, provision of international telecommunication network gateway and “10010” customer services.

4.                                      Approval of Independent Shareholders

The Board (including the independent non-executive directors) takes the view that the terms of the New Agreements are fair and reasonable, on normal commercial terms and that the Continuing Connected Transactions are in the interests of the Company and its Shareholders as a whole.

The Company will seek Independent Shareholders’ approval of (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps. In addition, the Company shall comply with the relevant requirements under Chapter 14A of the Hong Kong Listing Rules in relation to the Continuing Connected Transactions.

5.                                      General Information

The Group is principally engaged in telecommunications businesses in the PRC.

6.                                    Extraordinary General Meeting

A notice of the Extraordinary General Meeting to be held at Ballroom, Level 3, JW Marriott Hotel, Pacific Place, 88 Queensway, Hong Kong on 1 December 2006 at 3:30 p.m. is set out on pages 62 to 63 of this Circular at which an ordinary resolution will be proposed to approve (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps.

In accordance with the Hong Kong Listing Rules, any connected person with a material interest in the Continuing Connected Transactions, and any Sharehlders with a material interest in the Continuing Connected Transactions and their respective Associates, will abstain from voting on the resolution to approve (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps. Unicom BVI, the controlling shareholder of the Company, and its respective Associates who are Shareholders will therefore abstain from voting. The votes to be taken at the Extraordinary General Meeting will be taken by poll, the results of which will be announced after the Extraordinary General Meeting.

Under the articles of association of the Company, a poll can be demanded by the following person(s):

(a)                  the chairman of the meeting; or

(b)               at least three (3) Shareholders present in person (or if the Shareholder is a corporate, present by its duly authorised representative) or by proxy and entitled to vote; or

(c)                any Shareholder or Shareholders present in person (or if the Shareholder is a corporate, present by its duly authorized representative) or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all Shareholders having the right to attend and vote at the meeting; or

(d)               any Shareholder or Shareholders present in person (or if the Shareholder is a corporate, present by its duly authorized representative) or by proxy and holding Shares conferring a right to attend and vote at the meeting on which there have been paid sums in the aggregate equal to not less than one-tenth of the total sum paid up on all Shares conferring that right.

A form of proxy for use at the Extraordinary General Meeting is enclosed. Whether or not Shareholders are able to attend the Extraordinary General Meeting, they are requested to complete and return the enclosed form of proxy to the Company’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, as soon as practicable and in any event by not later than 48 hours before the time appointed for holding the Extraordinary General Meeting. Completion and return of the form of proxy will not preclude you from attending and voting in person at the Extraordinary General Meeting.

7.                                      Factors for Consideration

Independent Shareholders should consider the following factors when considering the resolution to be proposed:

•                          Citigroup, the independent financial adviser to the Independent Board Committee and the Independent Shareholders, is of the view that, (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps are on normal commercial terms in the ordinary and usual course of business, fair and reasonable and in the interests of the Company and its Shareholders as a whole;

•                          the Independent Board Committee considers, from a financial point of view, (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps to be on normal commercial terms in the ordinary and usual course of business, fair and reasonable and in the interests of the Company and its Shareholders as a whole. The Independent Board Committee recommends that the Independent Shareholders should vote in favour of the resolution at the Extraordinary General Meeting.

8.                                      Recommendation

Your attention is drawn to the letter of the Independent Board Committee to the Independent Shareholders set out on pages 35 to 36 of this Circular, which contains recommendation in respect of (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps.

The letter of Citigroup to the Independent Board Committee and the Independent Shareholders is set out on pages 37 to 56 of this Circular, which discusses whether (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps are on normal commercial terms in the ordinary and usual course of business, fair and reasonable and in the interests of the Company and its Shareholders as a whole.

9.                                      Additional Information

Your attention is drawn to the general information set out in the Appendix to this Circular.

By Order of the Board China Unicom Limited Chang Xiaobing Chairman

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

(Stock Code: 762)

10 November 2006

To the Independent Shareholders

Dear Sir or Madam,

CONTINUING CONNECTED TRANSACTIONS

We refer to the circular (the “Circular”) dated 10 November 2006 issued by the Company to its shareholders of which this letter forms a part. Terms defined in the Circular shall have the same meaning when used in this letter, unless the context otherwise requires.

We have been appointed as the Independent Board Committee to make a recommendation to the Independent Shareholders as to whether, in our view, (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps, in each case, as set out on pages 7 to 34 of this Circular, from a financial perspective, are fair and reasonable so far as the Independent Shareholders are concerned. Citigroup has been appointed as an independent financial adviser to the Independent Board Committee on the fairness and reasonableness of (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps from a financial perspective.

Having considered the information set out in the Letter from the Board and the principal factors, reasons and recommendation set out in the letter from Citigroup, we are of the opinion that (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps are on normal commercial terms in the ordinary and usual course of business and fair and reasonable, from a financial perspective, so far as the Independent Shareholders are concerned. We consider that (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps are in the interests of the Company as well as the Shareholders as a whole.

Accordingly, we recommend the Independent Shareholders to vote in favour of resolutions numbered 1 to 5 set out in the Notice of the Extraordinary General Meeting (see pages 62 to 63 of this Circular) to approve (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps at the Extraordinary General Meeting.

Yours faithfully, Wong Wai Ming (Chairman of the Committee) Wu Jinglian Shan Weijian Cheung Wing Lam, Linus Independent Board Committee

LETTER FROM CITIGROUP

Citigroup Global Markets Asia Limited

50th Floor, Citibank Tower

Citibank Plaza

3 Garden Road

Central, Hong Kong

10 November 2006

To the Independent Board Committee and Independent Shareholders of

China Unicom Limited

Dear Sirs,

TERMS OF THE NEW AGREEMENTS, THE CAPS FOR EACH OF THE FINANCIAL

YEARS ENDING 31 DECEMBER 2007, 2008 AND 2009 ON THE CAPPED CONTINUING CONNECTED TRANSACTIONS AND THE NO CAPS CONTINUING

CONNECTED TRANSACTIONS NOT BEING SUBJECT TO CAPS

INTRODUCTION

We refer to the circular dated 10 November 2006 (the “Circular”) issued by China Unicom Limited (the “Company”), of which this letter forms a part. Terms defined in the Circular shall have the same meanings herein unless the context otherwise requires.

The Continuing Connected Transactions constitute connected transactions for the Company under Rule 14A.14 the Hong Kong Listing Rules and, pursuant to the Hong Kong Listing Rules, are subject to approval by the Independent Shareholders. We have been appointed to act as the independent financial adviser to the Independent Board Committee and the Independent Shareholders to give an independent opinion as to (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps, set out on pages 7 to 34 of the Circular. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to enter into the New Agreements or the technical, commercial or financial viability of the Company’s operation of the CDMA Network (the “CDMA Business”) or any of the other services covered in the New Agreements nor the Company’s underlying decision relating to (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps. This letter has been prepared and delivered in accordance with the requirements of Rule 14A.22 of the Hong Kong Listing Rules for the purpose of assisting the Independent Board Committee and the Independent Shareholders to evaluate the above mentioned aspects and for no other reason.

In formulating our opinion with regards to (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps, we have reviewed, among other things, the Circular, the New Agreements and certain financial information relating to the CDMA Business. We considered information, statements, opinions and representation, given in writing and orally, by the Directors, the senior management of the Company (collectively the “Management”) and the Company’s advisers. We also reviewed research studies market data and publicly available information as we deemed necessary. We have relied, without assuming any responsibility for independent verification, on the information and the facts about the CDMA Network, the CDMA Business, the New Agreements, the Continuing Connected Transactions, the Company, CUCL, Unicom New World, Unicom Group, Unicom New Horizon, Unicom New Century, Unicom New Guoxin, Unicom Xingye, CITDCI and the A Share Company as supplied by the Company, the Management and the Board, as well as research studies, market data and publicly available information. We have assumed that such information, statements, opinions and representations made to us, are true, accurate, and complete in all material respects as of the date hereof and that we have relied on the same. We have also assumed that all information and representations contained or referred to in the Circular are true, accurate, and complete in all material respects as of the date hereof and we have relied on the same. We have also assumed that all statements of belief, opinion and intention of the Management, as set forth in the Circular, were reasonably made after due and careful inquiry and will be implemented.

With respect to any historical costs and financial statements, financial forecasts, estimates, and projections relating to the CDMA Business and the CDMA Network, we have assumed that each was prepared on bases reflecting the best currently available information, views, and judgements of the historical and future financial revenues and expenses involved in the CDMA Business and the CDMA Network and may be relied upon by us in formulating our opinion. We have also assumed that each of the New Agreements is enforceable against each of the parties thereto in accordance with its terms and that each of the parties will perform, and will be able to perform, its obligations thereunder, and as otherwise described in the Circular, in full when due without waiver, modification or amendment of any material term, condition or agreement.

We have been advised by the Management that all material relevant information has been supplied to us and no material factors have been omitted from the information, statements, representation supplied and opinions expressed. We considered that we have reviewed sufficient information to reach an informed view set out in this letter. We have no reason to suspect that any material information has been withheld by the Management, or is misleading, untrue or inaccurate. We have not, however, for the purpose of this exercise, carried out any independent verification of the information provided to us nor have we conducted any form of investigation into the commercial viability or the future prospects of the CDMA Business, the operational characteristics of the CDMA Network, or the financial condition or future prospects of any of the parties or the Company. We have made no physical inspection of the CDMA Network. We have further assumed that all material governmental, regulatory, or other consents and approvals necessary for the effectiveness and implementation of the CDMA Business, the CDMA Network and the Continuing Connected Transactions have been or will be obtained without any delay, limitation, restriction or condition or otherwise which may have any adverse effect on the CDMA Business or the CDMA Network or the contemplated benefits to the Company.

Our opinion is necessarily based upon the financial, economic, market, regulatory, legal and other conditions as they exist on, and the facts, information and opinions made available to us as of the date of this letter. We disclaim any undertaking or obligation to advise any person of any change or subsequent development in any fact or matter affecting the opinion expressed herein which may come or be brought to our attention after the date hereof and we do not have any obligation to update, revise, or reaffirm this letter.

Our opinion is also subject to the following qualifications:

(a)                  We are instructed to act as the independent financial adviser to the Independent Board Committee in relation to (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps;

(b)                 We do not express any opinion or statement as to whether any similar terms or transactions akin to the terms proposed for the New Agreements and the Continuing Connected Transactions are or might be available from any independent third party, nor as to whether any independent third party might offer similar or better terms for similar transactions;

(c)                We do not express any view as to the relative merits of the New Agreements as compared to any alternative business strategy that might exist or the effect of any other transaction the Company might engage;

(d)               We have considered (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps from the perspective of Independent Shareholders as a whole, and not from the perspective of each individual Independent Shareholder. As such, each Independent Shareholder should consider his/her/its vote on the merits or otherwise of (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps in his/her/its own circumstances and from his/her/its own point of view having regard to all the circumstances as well as his/her/its own investment objectives;

(e)                  We express no opinion as to whether (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps will be completed or achieved;

(f)                    Nothing contained in this letter should be construed as an opinion or view as to the trading price or market trends of any securities of the Company at any particular time;

(g)               Nothing contained in this letter should be construed as a recommendation to hold, sell or buy any securities of the Company; and

(h)               We were not requested to and did not provide services other than the delivery of this letter relating to (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps. We did not participate in negotiations with respect to (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps.

We will receive a fee from the Company for the delivery of this letter. The Company has also agreed to indemnify Citigroup Global Markets Asia Limited and certain related persons against certain liabilities and expenses in connection with this engagement.

PRINCIPAL FACTORS AND REASONS CONSIDERED

In arriving at our opinion, we have taken into consideration the principal factors and reasons set out below. In reaching our conclusion, we have considered the results of the analyses in light of each other and ultimately reached our opinion based on the results of all analyses taken as a whole.

1.             Background and Rationale

Background

According to the MII, as of 30 September 2006, there were approximately 443 million cellular phone subscribers in the PRC, an increase of over 32.6% from 31 December 2004, when there were approximately 334 million subscribers. While there remain two cellular phone service providers in the PRC, other operators compete in the margins and competition between the two cellular phone service providers has increased, as consumers have become more deliberate in their communications choices. In addition to price considerations, consumers are focused on service quality as well as variety and attractiveness of value added services offered by cellular phone service providers as key differentiating factors in their network selection.

As of 30 September 2006, the Company maintained an estimated 31.3% market share by term of number of subscribers as compared to the 64.8% market share of their principal competitor, China Mobile Limited. Before 2002, both operators have primarily offered services on a GSM platform.

The Company’s controlling shareholder, Unicom Group is the only carrier licensed by the MII to offer CDMA cellular services in the PRC. Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, is responsible for the construction and operation of the CDMA Network within the PRC and owns a nationwide CDMA Network in the PRC. The Group has been leasing from Unicom New Horizon the CDMA Network Capacity in the Listed Service Areas pursuant to the previous CDMA lease agreements since 2002 in stages. Since the commencement of the CDMA operations in 2002, the Company has significantly grown the CDMA Business, with subscribers totalling approximately 35.4 million as of 30 September 2006, representing 25.6% of the Company’s total cellular phone service subscribers. The Group’s CDMA Business became profitable in the second half of year 2005 and remained profitable in the first nine months of 2006.

Under the Old CDMA Lease, the lease fee paid by the Group to Unicom New Horizon amounted to approximately RMB6,589 million (HK$6,460 million), RMB7,925 million (HK$7,770 million) for the years ended 31 December 2004, 2005 and RMB6,060 million (HK$5,941 million) for the nine months ended 30 September 2006, respectively.

Rationale for the Network Lease

The Management has informed us that it prefers to lease Capacity on the CDMA Network from Unicom New Horizon rather than construct the CDMA Network itself, principally because the CDMA lease enables the Company to offer CDMA services without the risks associated with constructing and owning the CDMA Network. In particular:

(a)                The Company is able to benefit from access to exploit the extensive coverage of the CDMA Network without having to incur the costs of constructing the CDMA Network at the outset.

(b)               The terms of the New CDMA Lease are flexible as the lease fee is based on the CDMA revenue earned.

(c)                The Company retains the flexibility of being able to purchase the CDMA Network in the future by exercising the Purchase Option.

On the above bases, we concur with the Management that the New CDMA Lease enables the Company to offer CDMA services without the risks associated with constructing and owning the CDMA Network.

2.             Parties to the New Agreements

The Company

The Company is an integrated telecommunications provider providing cellular phone services in 30 provinces, municipalities and autonomous regions in China as well as in the Macau Special Administrative Region of the People’s Republic of China and is also engaged in the provision of international and domestic long distance phone, data communication (including Internet and IP telephony) and other related telecommunications value-added services throughout China. The Company offers both GSM services (the “GSM Business”) and CDMA services.

According to the Company’s past public disclosure, as of 30 September 2006, the GSM Business and CDMA Business had 103.1 million customers and 35.4 million customers, respectively, and accounted for 66.0% and 30.5%, respectively, of the Company’s services revenue in the first nine months of 2006. The monthly average revenue per user (“ARPU”) of GSM Business increased to RMB49.7 (HK$48.7) in the first nine months of 2006 from RMB48.9 (HK$47.9) in the first nine months of 2005. However, CDMA ARPU declined from RMB77.0 (HK$75.5) in the first nine months of last year, to RMB66.8 (HK$65.5) in the first nine months of 2006.

For the year ended 31 December 2005, the Company reported total revenue of RMB87.05 billion (HK$85.34 billion) and net income of RMB4.93 billion (HK$4.83 billion). For the nine months ended 30 September 2006, the Company reported total revenue of RMB70.23 billion (HK$68.86 billion) and net income of RMB4.19 billion (HK$4.11 billion). The Company is listed on the Hong Kong Stock Exchange and the New York Stock Exchange.

As of the Latest Practicable Date, Unicom Group indirectly holds approximately 76.96% of the existing issued share capital of the Company and the Company owns 100% of the existing issued share capital of CUCL.

CUCL

CUCL is a wholly-owned subsidiary of the Company incorporated in the PRC. As the Company’s core operating subsidiary, CUCL’s operations include the Company’s GSM Business and CDMA Business in 26 provinces and four municipalities as well as the Company’s long distance, data, and Internet businesses. Unicom New Century was merged into CUCL on 30 July 2004 and Unicom New World was merged into CUCL on 1 September 2005.

Unicom New World

Unicom New World was a wholly-owned subsidiary of the Company before it was merged into CUCL on 1 September 2005.

Unicom Group

Unicom Group is engaged in telecommunications and related business in the PRC. It continues to offer GSM and CDMA mobile communications services in Guizhou in the PRC.

Unicom Group is a company owned by China’s State-owned Assets Supervision and Administration Commission and various state-owned enterprises. As of the Latest Practicable Date, Unicom Group indirectly holds approximately 76.96% of the existing issued share capital of the Company and 100% of the existing issued share capital of Unicom New Horizon.

Unicom New Guoxin

Unicom New Guoxin is a wholly-owned subsidiary of Unicom Group incorporated in the PRC. It is involved in the provision of paging and call centre services.

Unicom New Horizon

Unicom New Horizon is a wholly-owned subsidiary of Unicom Group incorporated in the PRC. It was formed for the exclusive purpose of constructing the CDMA Network throughout China.

CITDCI

CITDCI is an entity wholly-owned by the State-owned Assets Supervision and Administration Commission of the State Council that is in the process of being transferred to Unicom Group pursuant to the CITDCI Transfer.

3.             Continuing Connected Transactions

New CDMA Lease

Terms of the New CDMA Lease

The terms of the New CDMA Lease are set out in the “Letter from the Board” in the Circular and include the following:

•                          Under the New CDMA Lease, Unicom New Horizon has agreed to lease all the constructed Capacity of its CDMA Network to the A Share Company. Pursuant to a transfer agreement dated 26 October 2006 between the A Share Company and CUCL, the A Share Company has agreed to transfer all of its rights and obligations under the New CDMA Lease to CUCL;

•                          The New CDMA Lease is effective for two years, CUCL has agreed to lease the capacity for an initial period of one year commencing from 1 January 2007 subject to fulfillment of certain conditions precedent and may be renewed for another year on the same terms upon CUCL giving not less than 180 days’ written notice to Unicom New Horizon on or before 31 December 2007. Additional terms may be extended at the option of CUCL on the same terms, except as to the length, the lease fee and the minimum annual lease fee to be agreed by all parties to the New CDMA Lease (each an “Additional Term”);

•                          Unicom New Horizon has agreed to lease all constructed Capacity of its CDMA Network to CUCL;

•                          CUCL has the exclusive rights to provide CDMA services in the Listed Service Areas;

•                          The lease fee in each of the years 2007 and 2008 will be calculated on the basis that it will amount to 31% of the audited CDMA Business Income of CUCL for each of the years 2007 and 2008 or 30% of the audited CDMA Business Income of CUCL for each of the years 2007 and 2008 where the audited CDMA business profit before taxation of CUCL for the relevant year is less than the audited CDMA business profit before taxation of CUCL for the 2006 as set out in the relevant annual audited financial report of CUCL, provided that the annual lease fee of the CDMA Network shall not be less than 90% of the annual lease fee of the preceding year regardless of the amount of CDMA Business Income for that year;

•                          CUCL and Unicom New Horizon have agreed to share the Constructed Capacity Related Costs such that CUCL will only bear those costs in proportion to the actual number of cumulative CDMA subscribers as at the end of the month prior to the occurrence of the costs divided by 90%;

•                          CUCL may terminate the New CDMA Lease at any time by giving not less than 180 days’ prior written notice and the termination shall take effect from the end of each lease period or any Additional Term; and

•                          CUCL has the option to purchase the CDMA Network at any time during the term of the New CDMA Lease or within one year after the termination or expiry of the New CDMA Lease.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the lease fee paid by the Group to Unicom New Horizon under the Old CDMA Lease amounted to approximately RMB6,589 million (HK$6,460 million), RMB7,925 million (HK$7,770 million) and RMB6,060 million (HK$5,941 million), respectively.

Cap Amount

For each of the financial years ending 31 December 2006, 2007 and 2008, the annual lease fee for the New CDMA Lease shall not exceed the cap of RMB13,523 million (HK$13,258 million) (which has already been approved by the Independent Shareholders), RMB15,000 million (HK$14,706 million) and RMB18,000 million (HK$17,647 million), respectively.

Comparison with the Old Lease Fee

The new lease fee has been set based on the same pricing method under the Old CDMA Lease, but with a conditional increase in lease fee of 1% from 30% in 2006 to 31% in 2007 and 2008, if the audited CDMA business profit before taxation of CUCL for the relevant year is not less than the audited CDMA business profit before taxation of CUCL for the year 2006 as set out in its annual audited financial report.

The proposed change in the lease payment fee is appropriate given the increased investment by Unicom Group in network quality and functionality improvements and these incremental network investments have led to the Company’s ability to offer more attractive services to its customers and potentially increase revenues and profits.

We reviewed and analysed historical network constructions costs figures of the CDMA Network provided by the Management, including capital expenditure figures in relation to upgrading the quality and functionality of the CDMA network via the optimization of the network, indoor converge, technical improvements, value-added services and investment in the intelligent network and are of the view that the proposed change in the lease payment fee is fair and reasonable given the increased investment by Unicom Group. Furthermore, the Management believes that the proposed change in the lease payment terms will not have material impact on Unicom’s future financial performance and the CDMA Business will be able to maintain sustainable growth despite the current adjustment to the lease fee. We prepared pro forma analysis on the impact of the proposed change in the lease payment terms based on median consensus estimates of research analysis published and concur with the Management’s belief.

New Comprehensive Services Agreement

(i)                   Pursuant to the New Comprehensive Services Agreement, Unicom Group agreed to (by itself or through subsidiaries of Unicom Group) enter into various services arrangements with the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to CUCL. Unicom Group (by itself or through subsidiaries of Unicom Group) and A Share Company agreed to supply services to each other on an arm’s length basis and on terms no less favourable than the terms of its supply of services to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, the approval of the A Share Company’s independent shareholders. The New Comprehensive Services Agreement provides that the initial term shall be three years commencing from 1 January 2007 and is renewable for terms of three years at the option of CUCL.

(ii)                Pursuant to a transfer agreement dated 26 October 2006 between the A Share Company and CUCL, the A Share Company agreed to transfer to CUCL all of its rights and obligations under the New Comprehensive Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the New Comprehensive Services Agreement and CUCL will become a party to it in place of the A Share Company. Following the transfer, CUCL will exercise and enjoy all the rights of the A Share Company arising under the New Comprehensive Services Agreement as if CUCL had at all times been party to the New Comprehensive Services Agreement. Completion of the transfer agreement is subject to, inter alia, Independent Shareholders’ approval.

Terms of the New Comprehensive Services Agreement

The terms of the New Comprehensive Services Agreement are set out in the “Letter from the Board” in the Circular and include the following:

(1)           Supply of telephone cards

Under the New Comprehensive Services Agreement, Unicom Group will, through its subsidiary/subsidiaries provide various kinds of telephone cards, including SIM cards, UIM cards, IP telephone cards and rechargeable calling cards, for CUCL’s various networks. Unicom Group shall ensure that the quality of its telephone cards comply with the standards of the government authorities.

Charges for the supply of these cards are based on the actual cost (including cost of import of specific telephone cards, manufacturing cost and cost of issuing specific telephone cards) incurred by Unicom Group or its subsidiaries in supplying the cards together with a margin over cost to be agreed from time to time but not exceeding 20% of the cost, and subject to appropriate volume discounts. Under the New Comprehensive Services Agreement, prices and volumes will be reviewed by the parties on an annual basis.

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the Company paid approximately RMB1,087 million (HK1,066 million), RMB672 million (HK$659 million) and RMB573 million (HK$562 million) respectively, to Unicom Xingye, a 95% owned subsidiary of Unicom Group, for purchase of telephone cards pursuant to the Old Comprehensive Services Agreement.

There shall not be any annual cap amount on the transaction value of the supply of telephone cards.

(2)           Equipment procurement services

Under the New Comprehensive Services Agreement, Unicom Group agrees to provide comprehensive procurement services to CUCL through its subsidiary or subsidiaries. Unicom Group procures foreign and domestic telecommunications equipment and other materials required in the operation of CUCL’s various networks and provides services on management and consultation of tenders and agency services.

Charges for these services are calculated at the rate of:

(1)                0.55% of the contract value of those procurement contracts under US$30 million (including US$30 million) and 0.35% of the contract value of those procurement contracts over US$30 million, in the case of imported equipment; and

(2)                0.25% of the contract value of those procurement contracts under RMB200 million (including RMB200 million) and 0.15% of the contract value of those procurement contracts over RMB200 million, in the case of domestic equipment.

In addition, CUCL has agreed to pay to Unicom Group services fees in respect of procurement of transmission and auxiliary equipment of switches, dry-cell batteries, diesel oil engines, non-stop power supply, air-condition in generator rooms and fibre optical cables. The service fees shall be determined based on the pricing standards set out in (1) or (2) above depending on the origin of the equipment, whether it is imported or domestic.

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the Group paid an agency fee of approximately RMB17.76 million (HK$17.41 million), RMB15.79 million (HK$15.48 million) and RMB8.35 million (HK$8.19 million) respectively, to Unicom I/E Co, a 95% owned subsidiary of Unicom Group, for procurement services of domestic and international telecommunication equipment and other materials pursuant to the Old Comprehensive Services Agreement.

For each of the financial years ending 31 December 2006, 2007, 2008 and 2009, the agency fee to be paid for equipment procurement by CUCL under the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap of RMB45 million (HK$44.12 million) (which has already been approved by the Independent Shareholders), RMB60 million (HK$58.82 million), RMB75 million (HK$73.53 million) and RMB95 million (HK$93.14 million), respectively.

We reviewed the terms of equipment procurement services under the New Comprehensive Services Agreement and analysed the historical figures and discussed with the Company the reasons for the proposed caps. The increased caps, as compared to the historical figures, for each of the year 2007, 2008 and 2009 are set by reference to anticipated increase in service fees payable by CUCL in respect of procurement of certain equipments that are currently free of charge under the Old Comprehensive Services Agreement, e.g. switches, dry-cell batteries, diesel oil engines, non-stop power supply, air-condition in generator rooms and fibre optical cables.

(3)                  Interconnection arrangements

Under the New Comprehensive Services Agreement, various telecommunication networks of CUCL and various telecommunication networks of Unicom Group interconnect with each other.

(a)                  Settlement between the cellular network of both parties

With respect to cellular calls between different provinces, settlement shall be made by one of the following two methods that is more favourable to CUCL:

(i)                   the cellular network from which the outgoing calls originate and the cellular network which receives the incoming calls shall each retain 4% of the long distance call fee incurred and the remaining 92% of the long distance call fee shall be credited to CUCL; and

(ii)                  pursuant to the settlement standard stipulated in the Notice Concerning the Issue of the Measures on Settlement of Interconnection between the Public Telecommunications Networks and Sharing of Relaying Fees (Xin Bu Dian [2003] No. 454) promulgated by the MII on 28 October 2003, the cellular network from which the outgoing calls originate and the cellular network which receives the incoming calls shall each retain RMB0.06 from the long distance call fee. The remaining long distance call fee shall be credited to CUCL.

(b)               Other interconnection settlement between the networks of both parties

Both parties agree to conduct settlement in accordance with the relevant provisions in the Notice Concerning the Issue of the Measures on Settlement of Interconnection between Public Telecommunications Networks and Sharing of Relaying Fees (Xin Bu Dian [2003] No. 454) promulgated by the MII on 28 October 2003 (and its amendments from time to time).

(c)                Both parties further agree that if the settlement method (and its amendment from time to time) formulated by the relevant government authorities in respect of similar settlement between the networks is more favourable to CUCL when compared with the above interconnection settlement arrangements, settlement shall be conducted pursuant to that settlement method.

For the year ended 31 December 2004, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the Old Comprehensive Services Agreement were approximately RMB193.5 million (HK$189.7 million) and approximately RMB40.1 million (HK$39.3 million), respectively.

For the year ended 31 December 2005, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the Old Comprehensive Services Agreement were approximately RMB140 million (HK$137 million) and RMB16.10 million (HK$15.78 million), respectively.

For the nine months ended 30 September 2006, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the Old Comprehensive Services Agreement were approximately RMB122.15 million (HK$119.75 million) and RMB11.64 million (HK$11.41 million), respectively.

There shall not be any annual cap amount on the transaction value of the interconnection arrangements.

(4)           Roaming arrangements

Under the New Comprehensive Services Agreement, CUCL and Unicom Group provide roaming services to each others’ GSM and CDMA cellular subscribers within their respective cellular service areas.

(a)                The cellular subscribers using roaming services will pay roaming fees at the agreed rate of RMB0.60 per minute of roaming usage for both incoming and outgoing calls based on MII guidelines.

(i)                   If the cellular subscribers of CUCL roam in the service areas of Unicom Group, CUCL will be entitled to receive the roaming fees, and will be apportioned in the following way: (A) RMB0.40 per minute shall be paid to Unicom Group; and (B) the remaining RMB0.20 per minute shall be withheld by CUCL.

(ii)                If the cellular subscribers of Unicom Group roam in the Listed Service Areas, Unicom Group will be entitled to receive the roaming fees, which will be apportioned in the following way: (A) RMB0.56 per minute shall be paid to CUCL; and (B) RMB0.04 per minute shall be withheld by Unicom Group.

(iii)             If the cellular business of CUCL expands to cover all regions throughout the PRC, then the arrangements set out in clauses (i) and (ii) above shall be terminated automatically.

(b)               If the network of a third party cellular network operator is made available to the cellular subscribers of Unicom Group pursuant to the international roaming arrangements of Unicom Group, or if the network of Unicom Group is made available to the subscribers of any third party cellular network operator pursuant to such arrangements, CUCL shall receive 50% of all roaming revenue to be received under such international roaming arrangements.

For the year ended 31 December 2004, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreement amounted to approximately RMB26.70 million (HK$26.20 million) and RMB23.80 million (HK$23.30 million), respectively.

For the year ended 31 December 2005, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreement amounted to approximately RMB67.78 million (HK$66.45 million) and RMB41.80 million (HK$40.98 million), respectively.

For the nine months ended 30 September 2006, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreement amounted to approximately RMB47.36 million (HK$46.43 million) and RMB32.88 million (HK$32.24 million), respectively.

There shall not be any annual cap amount on the transaction value of the roaming arrangements.

(5)           Mutual provision of premises

CUCL and Unicom Group (including itself or any of its subsidiaries) will provide to each other premises (including premises, buildings, air conditioning, electricity, power generating equipment and other relevant auxiliary facilities) belonging to CUCL or Unicom Group (including itself or any of its subsidiaries), or leased to CUCL or Unicom Group (including itself or any of its subsidiaries) by third parties upon the request of the other party from time to time.

Apart from cases where the premises have been leased from independent third parties, the use fees or the rental amount in each case is based on the lower of depreciation costs and market prices for similar premises in the locality. However, either CUCL or Unicom Group (including itself or any of its subsidiaries) may choose to charge each other market prices for premises rented to the other party.

In addition to the rental amount, for buildings, CUCL or Unicom Group (including itself or any of its subsidiaries) shall pay as scheduled water and electricity tariffs, air conditioning charges and other expenses actually consumed or used, together with the property management fees for the leased buildings in accordance with such price or fee standards stipulated by the pricing authority. Apart from the rental amount and disbursements described above and other expenses incurred as a result of any breach of the provision, the party providing the lease guarantees that the other party shall not be requested to pay and other expenses, including any taxes payable by the party providing the lease.

In cases where the premises have been leased from an independent third party, the use fees or the rental amount is the amount that is payable under the head lease. Charges for any air-conditioning and electricity are included in the rental amount. In the case of shared premises, the use fees or the rental amount is split in proportion to the respective areas occupied by the parties.

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the total rents for premises leased by Unicom Group to the Group pursuant to the Old Comprehensive Services Agreement amounted to approximately RMB29.03 million (HK$28.46 million), RMB23.53 million (HK$23.07 million) and RMB19.09 million (HK$18.72 million) respectively, whereas the total rents for premises leased by the Group to Unicom Group pursuant to the Old Comprehensive Services Agreement amounted to approximately RMB3.50 million (HK$3.43 million), RMB2.47 million (HK$2.42 million) and RMB2.57 million (HK$2.52 million) respectively.

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the total rental amount paid by Unicom New Guoxin to the Group pursuant to the Guoxin Premises Leasing Agreement was approximately RMB19.47 million (HK$19.09 million), RMB18.66 million (HK$18.29 million) and RMB10.30 million (HK$10.10 million), respectively.

Beijing China Enterprise Appraisals Company Limited, an independent property valuer, has confirmed that the rental amounts payable under the above arrangements are fair and reasonable and within the range of the market rent.

For each of the financial years ending 31 December 2006, 2007, 2008 and 2009, the total rents for premises to be paid by CUCL pursuant to the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap amount of RMB52.93 million (HK$51.89 million) (which has already been approved by the Independent Shareholders), RMB35.00 million (HK$34.31 million), RMB45.00 million (HK$44.12 million) and RMB55.00 million (HK$53.92 million), respectively, whereas the total rents for premises to be paid by Unicom Group shall not exceed, in aggregate, the cap amount of RMB41.49 million (HK$40.78 million), RMB60.00 million (HK$58.82 million), RMB80.00 million (HK$78.43 million) and RMB95.00 million (HK$93.14 million), respectively.

(6)           Leasing of transmission channels

Under the New Comprehensive Services Agreement, Unicom Group or its subsidiaries will lease fixed line transmission capacity from CUCL.

Charges for leases of transmission capacity are based on tariffs stipulated by the MII from time to time less a discount of up to 10%. The discount given by CUCL to Unicom Group shall not be more than what CUCL offers to other third party lessees for a similar lease. The stipulated tariffs vary depending on the type of transmission lines and the transmission distance. If new tariffs are stipulated by the MII, the discount rate will be reviewed.

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the total charges paid to the Group by Unicom Group for the leasing of fixed line transmission capacity amounted to approximately RMB38.85 million (HK$38.09 million), RMB25.84 million (HK$25.33 million) and RMB12.75 million (HK$12.50 million), respectively.

There shall not be any annual cap amount on the leasing of fixed line transmission capacity.

(7)           Provision of international telecommunication network gateway

Under the New Comprehensive Services Agreement, Unicom Group will provide international access to CUCL’s international long distance call services through its gateways at Shanghai, Guangzhou and Beijing. Unicom Group has undertaken not to provide international telecommunication network gateway services to other third parties.

Charges for these services are based on the costs of Unicom Group to operate and maintain the international telecommunication network gateway facilities (including depreciation) which have been included in the management accounts of Unicom Group verified and audited by local auditors, and a 10% profit margin over such costs. CUCL will retain all the revenue arising from the provision of international long distance call services for its own benefits.

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the total charges paid by the Group for the international telecommunication network gateway services pursuant to the Old Comprehensive Services Agreement amounted to RMB17.06 million (HK$16.73 million), RMB19.80 million (HK$19.41 million) and RMB13.23 million (HK$12.97 million), respectively.

There shall not be any annual cap amount on the transaction value for the provision of international telecommunication network gateway services.

(8)           Operator-based value-added services for cellular subscriber

Under the New Comprehensive Services Agreement, Unicom Group or its subsidiaries will provide operator-based comprehensive value-added services, including but not limited to “Unicom Assistant” and operator-based message services, to CUCL’s cellular subscribers through its operator based network, equipment and operators.

Pursuant to the New Comprehensive Services Agreement, CUCL shall retain 40% of the revenue generated and actually received by CUCL from the provision of the operator-based value-added services, with Unicom Group receiving the remaining 60% of such revenue for settlement on the condition that such proportion for Unicom Group shall not be higher than the average proportion for independent operator-based value-added telecommunications content providers who provide operator-based value-added telecommunications content to the Group in the same region.

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, approximately RMB858.78 million (HK$841.94 million), RMB413 million (HK$404 million) and RMB276.70 million (HK$271.27 million), respectively was settled with Unicom New Guoxin due to the above operator-based value-added services by the Group under the Old Comprehensive Operator Services Agreement.

There shall not be any annual cap amount on the transaction value for the provision of value-added services.

(9)           Value-added services for cellular subscriber

Under the New Comprehensive Services Agreement, Unicom Group or its subsidiaries will provide the cellular subscribers of CUCL various types of value-added services through its cellular communication network and data platform.

Pursuant to the New Comprehensive Services Agreement, CUCL shall retain a portion of the revenue generated from the value-added services provided to the Group’s subscribers (and actually received by CUCL) and allocate a portion of such revenue to Unicom Group for settlement, on the condition that such proportion allocated to Unicom Group shall not be higher than the average proportion for independent value-added telecommunications content providers who provide value-added telecommunications content to the Group in the same region. The percentage of revenue to be allocated to Unicom Group by CUCL will vary depending on the types of the valued-added services provided to the Group.

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, approximately RMB4.23 million (HK$4.15 million), RMB28.42 million (HK$27.86 million) and RMB35.02 million (HK$34.33 million) respectively, was settled with Unicom Group, due to the above value-added services by the Group pursuant to the Value-added Cellular Subscriber Services Cooperation Agreements.

There shall not be any annual cap amount on the transaction value of the cellular subscriber value-added services.

(10)         “10010” customer services

Under the New Comprehensive Services Agreement, Unicom Group or its subsidiaries will provide the following customer services to CUCL: (i) business inquiries, (ii) tariff inquiries, (iii) account maintenance, (iv) complaints handling and (v) customer interview and subscriber retention.

Under the New Comprehenesive Services Agreement, the service fees payable by CUCL to Unicom Group shall be calculated on the basis of the cost of the customer service plus a profit margin of not more than 10%. The cost of the customer service will be the cost per operator seat multiplied by the number of effectively operating operator seats. The cost per operator seat in economically developed metropolises, such as Beijing, Shanghai and Guangdong, shall be the Actual Cost per Operator Seat in such area for the previous year. The cost per operator seat in areas apart from those economically developed metropolises shall be the lower of the Actual Cost per Operator Seat in the same region and the nationwide (excluding Beijing, Shanghai and Guangdong) average of Actual Cost per Operator Seat for the previous year plus 10%.

On the determination of the number of effectively operating operator seats, Unicom Group shall notify the number of operator seats of the previous month to CUCL before the tenth day of each month. CUCL shall confirm the number of effectively operating operator seats within five working days based on the criteria as set out in the Service Standard for Telecommunication Operations (for Trial Implementation) published by the MII. The number of effectively operating operator seats will be subject to the final confirmation by CUCL.

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, approximately RMB524.72 million (HK$514.43 million), RMB562 million (HK$551 million) and RMB500.76 million (HK$490.94 million), respectively was settled with Unicom Group for “10010” customer services under the Old Comprehensive Operator Services Agreement.

There shall not be any annual cap amount on the transaction value of the “10010” customer services.

(11)         Agency services

Under the New Comprehensive Services Agreement, Unicom Group (or its subsidiaries) will provide subscriber development services to CUCL by telephone or through other channels by utilizing its paging network, equipment and operators.

The pricing standard for the agency fees is that the agency fees chargeable to CUCL shall not exceed the average of agency fees chargeable by independent third party agents providing subscriber development services to CUCL in the same region.

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, approximately RMB9.05 million (HK$8.87 million), RMB15.31 million (HK$15.01 million) and RMB7.12 million (HK$6.98 million) respectively, was incurred by the Group for the payment of agency fees in total pursuant to the Old Comprehensive Operator Services Agreement.

There shall not be any annual cap amount on the transaction value of the agency services.

(12)         Engineering design and technical services

CITDCI provides engineering design and technical services to the Group. Pending completion of the CITDCI Transfer, CITDCI will be transferred into Unicom Group and become a connected person of the Group.

Pursuant to the New Comprehensive Services Agreement, Unicom Group or its subsidiaries will provide engineering design and technical services to CUCL based on its demands and requirements.

CUCL shall select the providers of engineering design services and technical services by way of public tender. Unicom Group shall ensure that CITDCI shall possess qualifications and conditions which are not inferior to those of an independent third party, and shall participate in the tendering process on an equal footing with any independent third parties.

The service standard in connection with the aforementioned services provided by Unicom Group to CUCL shall not be less favourable than those similar services provided by an independent third party to CUCL.

The pricing standard for the engineering design services shall be implemented with reference to but shall not be higher than those set out in the Standard Fees on the Engineering, Exploration and Design Services  promulgated and implemented by the original State Planning Commission and the Ministry of Construction in 2002 and other relevant national standards. In addition, such pricing standard shall not be higher than those adopted by an independent third party providing similar services in the same industry.

The pricing standard for the technical services shall be implemented with reference to but shall not be higher than those set out in the Notice of the State Planning Commission Concerning Printing and Issuance of the Interim Provisions on the Consulting Fee for Front End Work of Construction Projects  promulgated by the State Planning Commission in 1999 and other relevant national standards. In addition, such pricing standard shall not be higher than those adopted by an independent third party providing similar services in the same industry.

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, approximately RMB116.82 million (HK$114.53 million), RMB128 million (HK$125 million) and RMB108.21 million (HK$106.09 million) respectively, was incurred by the Group for the payment of service fees in total pursuant to the Engineering Design Arrangement.

For each of the financial years ending 31 December 2007, 2008 and 2009, the service fees to be paid for engineering design and technical services by CUCL under the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap of RMB380 million (HK$373 million), RMB403 million (HK$395 million) and RMB427 million (HK$419 million), respectively.

We reviewed the term of New Comprehensive Services Agreement and analysed the historical figures pursuant to the Engineering Design Arrangement and discussed with the Management the reasons for the proposed caps. Based on our discussions with the Management, the proposed caps are set by reference to the Company’s future business needs to improve its network capacity, quality and functionality in the highly competitive telecommunications market in the PRC and the Company’s intention to make substantial investment to expand and upgrade the network. As CITDCI becomes a member of the Unicom Group, it may have the opportunity to develop a deeper and better understanding of the Company’s network features and business development needs and become more successful in the Group’s public tenders for engineering design and technical services and therefore the transaction volume between the Company and CITDCI will likely to increase significantly.

Terms of the New CDMA Lease

On the basis that: (i) the proposed terms were arrived after arm’s length negotiation between the Company and Unicom Group; (ii) with the exception of the CDMA lease fee level, the terms of the CDMA leases are substantially the same as the terms that have been approved by the independent shareholders previously; (iii) no other network lease exists at this time in the PRC; (iv) the proposed change in the lease payment fee is appropriate given the increased investment by Unicom Group in network quality and functionality improvement and these incremental network investments have led to the Company’s ability to offer more attractive services to its customers and potentially increase revenues and profits; (v) the proposed change to the CDMA lease fee level will unlikely have a significant impact on the Company’s future financial performance based on the pro forma analysis we prepared; (vi) the CDMA lease fee increase is conditional upon CDMA business profit before taxation of the Group in 2007 and 2008 being not less than that in 2006; and (vii) the minimum annual lease fee for each of the year 2007 and 2008 shall not be less than 90% of the annual lease fee of the preceding year, which is unlikely to be triggered based on the Management’s expectations of CDMA subscribers and ARPU trends in 2005 and 2006, while the lease fee and minimum annual lease fee for any Additional Term shall be further negotiated by and between the parties of the New CDMA Lease.

Based on the foregoing analysis, we are of the view that the terms of the New CDMA Lease are (i) on normal commercial terms in the ordinary course of business, (ii) fair and reasonable so far as the Independent Shareholders are concerned, and (iii) in the interests of the Company and its Shareholders as a whole.

Terms of the New Comprehensive Services Agreement

On the basis that: (i) the terms, conditions and charges of the New Comprehensive Services Agreement were determined in accordance with the appropriate tariffs and standards prescribed by the relevant Chinese regulatory authorities and/or by reference to market rates and/or by reference to the cost or cost plus reasonable margin of providing the respective service or facility, and will remain on no less favourable terms than those available to any independent third party so far as the Company is concerned; (ii) the independent property valuer, Beijing China Enterprise Appraisals Company Limited, has confirmed that the rental amounts payable under the New Comprehensive Services Agreement are fair and reasonable and within the range of market rent; (iii) the New Comprehensive Services Agreement is designed as an extension to the Company’s similar existing arrangements with Unicom Group (save for the engineering design and technical services) that have been previously approved by the Independent Shareholders, and is intended to facilitate the growth of the Company; and (iv) the selection of providers of engineering design services and technical services by way of public tender and the pricing standard shall be implemented with reference to the relevant regulatory authorities, we are of the view that the New Comprehensive Services Agreement is fair and reasonable so far as the Independent Shareholders are concerned and the entering of the New Comprehensive Services Agreement is in the interests of the Company and the Shareholders as a whole.

Caps on the Capped Continuing Connected Transactions for the financial years ending 31 December 2007, 2008 and 2009 and the No Caps Continuing Connected Transactions not being subject to caps

We have discussed with the Management the basis for setting the respective monetary limits for the Capped Continuing Connected Transactions, as well as the reasons for not imposing a monetary limit on certain of the No Caps Continuing Connected Transactions.

With respect of Capped Continuing Connected Transactions, we have reviewed the terms of New CDMA Lease and New Comprehensive Services Agreement, analysed the historical figures in relation to each of the Capped Continuing Connected Transactions and discussed with the Management the basis for setting the respective monetary limits for the Capped Continuing Connected Transactions. We consider the monetary limits imposed in relation to the Capped Continuing Connected Transactions to be fair and reasonable for the following reasons:

(a)                  The monetary limits for the New CDMA Lease have been determined with reference to historical transactions and figures as well as the Management’s estimates of CDMA subscribers and, more importantly, ARPU trends in 2007 and 2008. We understand from the Company that the CDMA subscribers and ARPU trends take into account the fact that the Company has experienced a significant increase in the number of its CDMA subscribers and a concurrent decrease in its ARPU since commencing operations in 2002 as the CDMA subscriber base extends beyond high ARPU customers. We also understand from the Company that Management is of the opinion, and we concur, that the number of its CDMA subscribers are likely to continue to increase in line with the continuing improvement of the quality of the CDMA Network and successful marketing strategies of CUCL, but that this increase in subscribers will be accompanied by a continuation of past CDMA ARPU trends, based on our review and analysis of other estimated figures recently published by various research analysis and our view that further expansion in the number of CDMA subscribers are likely to involve users with lower-level of usage since cellular services penetration rate in China increased substantially in the past years. The number of CDMA subscribers of the Company grew from 27.8 million as at 31 December 2004 to 35.4 million as at 30 September 2006 while CDMA ARPU declined from RMB85.3 (HK$83.6) in the year ended 31 December 2004, to RMB75.1 (HK$73.6) in the year ended 31 December 2005. In the first nine months of 2006, CDMA ARPU further declined to RMB66.8 (HK$65.5);

(b)               The levels of the monetary limits for the equipment procurement services have been set with reference to the previous transactions conducted and transaction amount in respect of procurement of equipment by the Group and the importance of ensuring that the needs of the Group to obtain equipment necessary to its business can be satisfied at all times in a cost-efficient way and the anticipated increase in services fees payable by CUCL in respect of procurement of certain equipments that are currently free of charge under the Old Comprehensive Services Agreement;

(c)                The levels of the monetary limits for the mutual provision of premises have been set with reference to the Company’s historical transactions with Unicom Group (including itself or its subsidiaries), and the Company’s estimates of the premises that are required to be leased by the Company, or, as the case may be, by Unicom Group and the Company’s estimate of market rent at the respective locations for 2007, 2008 and 2009. The estimation of the maximum number of premises that may be leased by the Company, or, as the case may be, by Unicom Group (including itself or its subsidiaries) in the next three years takes into account the growth potential of the businesses of the Company, or, as the case may be, Unicom Group (including itself or its subsidiaries) and the corresponding demand for more premises due to such growth; and

(d)                 The levels of the monetary limits for the engineering design and technical services have been set with reference to the Company’s estimates on future business needs to improve its network quality and functionality, the Company’s historical transactions with CITDCI and likely increased competitiveness of CITDCI which results from better understanding of the Company’s network features and the likelihood that CITDC will become more successful in the Group’s public tenders for engineering design and technical services as CITDCI becomes a member of the Unicom Group.

With respect to the lack of a monetary limit for the No Caps Continuing Connected Transactions, we have reviewed the terms of New Comprehensive Services Agreement, analysed the historical figures in relation to each of the No Caps Continuing Connected Transactions and discussed with the Management the reasons for not imposing caps on the No Caps Continuing Connected Transactions, we consider that it is fair and reasonable not to propose a monetary limit on each of the No Caps Continuing Connected Transactions for the following reasons:

(a)               the Company’s revenue depends on growth in its subscribers base and usage on its various networks, and any such growth will necessarily result in increased volumes under the interconnection and roaming arrangements, as well as increased requirement for the supply of telephone cards by Unicom Group to sell to subscribers, utilization of Unicom Group’s international telecommunication network gateway, operator-based cellular subscribers value-added services, cellular subscriber value-added services, “10010” customer services and agency services. This is a factor beyond the control of the Company and Unicom Group as it depends entirely on the usage of the subscribers and it is difficult to fix appropriate monetary limits for these transactions without potentially hindering the growth of the Company.

(b)              The fees arising from the lease of fixed line transmission capacity by Unicom Group from CUCL contributes to the revenue of the Company. Further, operator-based cellular subscriber value-added services and cellular subscriber value-added services will also bring in revenues for the Company as the revenues earned from the users of the services will be shared between the Company and Unicom Group. Similarly, for the agency services, the agency fee is commission-based so that fees are payable upon the development of each new subscriber to CUCL and each new subscriber to CUCL brings additional revenue to the Company. Any monetary limit on these services is a potential limit on the revenues of the Company and is not in its interest.

On the basis of the above and that the terms of the Continuing Connected Transactions have been set by reference to appropriate tariffs and standards prescribed by the relevant Chinese regulatory authorities and/or market rates and/or by reference to the cost or cost plus a reasonable margin of providing the respective service or facility and/or determined after an arm’s length negotiation between the parties, and the Company will also be required to comply with certain requirements, including the disclosure of details of the Continuing Connected Transactions in the Company’s annual reports and reviews by the independent non-executive Directors and auditors of the Company, we consider that it is fair and reasonable for the Management to have not imposed a monetary limit on the No Caps Continuing Connected Transactions.

OPINION

Based on the above, we are of the opinion as of the date hereof that (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps are:

(a)           on normal commercial terms, in the ordinary and usual course of business,

(b)           fair and reasonable so far as the interests of the Independent Shareholders are concerned, and

(c)           in the interests of the Company and its Shareholders as a whole.

We would advise the Independent Shareholders, as well as the Independent Board Committee to make a recommendation to the Independent Shareholders to vote in favour of (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps.

This letter is provided to the Independent Board Committee and the Independent Shareholders of the Company in connection with and for the purposes of their evaluation of the New Agreements and the transactions contemplated under the Continuing Connected Transactions. In the event of inconsistency, the English text of this letter shall prevail over the Chinese text. This letter may not be disclosed, referred to, reproduced or communicated (in whole or in part) to any third party nor may any reference be made, in any case, for any purpose whatsoever except with our prior written approval. This letter may be reproduced in full in the Circular but may not otherwise be disclosed publicly in any manner without our prior written approval.

Yours faithfully, For and on behalf of Citigroup Global Markets Asia Limited Frank J. Slevin Managing Director

APPENDIX	GENERAL INFORMATION

1.             Responsibility Statement

This Circular includes particulars given in compliance with the Hong Kong Listing Rules for the purpose of giving information with regard to the Company. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this Circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief there are no other facts the omission of which would make any statement herein misleading.

2.             Disclosure of Interests

As at the Latest Practicable Date, the interests and short positions of the Directors and the chief executive of the Company in any shares, underlying shares or debentures of the Company or any of its associated corporations (within the meaning of the SFO) which were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 under Part XV of the SFO (including interests and short positions which they were deemed or taken to have under the SFO) or which were required, pursuant to section 352 of the SFO to be entered in the register referred to therein or which were required, pursuant to the Model Code for Securities Transactions by Directors of Listed Companies, to be notified to the Company and the Hong Kong Stock Exchange, were as follows:

(i)                   As at the Latest Practicable Date, outstanding options exercisable for an aggregate of 789,600 Shares had been granted to the following Directors under the Company’s Pre-Global Offering Share Option Scheme:

		Approximate
		percentage in the
	Personal Interest	entire issued
	Number of Shares	share capital of
Name of Director	covered by options	the Company
Shang Bing	204,400 Shares	0.0016%
Li Zhengmao	292,600 Shares	0.0023%
Lu Jianguo	292,600 Shares	0.0023%

(ii)                  As at the Latest Practicable Date, outstanding options exercisable for an aggregate of 12,258,000 Shares had been granted to the following Directors under the Company’s Share Option Scheme:

Name of Director	Personal Interest Number of Shares covered by options	Approximate percentage in the entire issued share capital of the Company
Chang Xiaobing	1,326,000	0.0105%
Shang Bing	1,604,000	0.0127%
Tong Jilu (Note 1)	1,672,000	0.0132%
Li Jianguo	1,552,000	0.0123%
Yang Xiaowei	1,018,000	0.0081%
Li Zhengmao	1,068,000	0.0085%
Li Gang	500,000	0.0040%
Zhang Junan	500,000	0.0040%
Lu Jianguo	1,266,000	0.0100%
Wu Jinglian	876,000	0.0069%
Shan Weijian	584,000	0.0046%
Cheung Wing Lam, Linus	292,000	0.0023%
Wong Wai Ming	0	0.0000%

Note:

(1)                  Mr. Tong’s spouse is the beneficial owner of 104,000 Shares covered by options. Mr. Tong is deemed to be interested in 104,000 Shares covered by options beneficially owned by his spouse pursuant to the SFO.

Save as disclosed above, as at the Latest Practicable Date, except Mr. Li Zhengmao is the beneficial owner of 20,000 ordinary shares (representing 0.0002% of the issued capital) of the Company, none of the Directors had any interests and short positions in any shares, underlying shares or debentures of the Company or any of its associated corporations (within the meaning of the SFO) which were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 under Part XV of the SFO (including interests and short positions which they were deemed or taken to have under the SFO) or which were required, pursuant to section 352 of the SFO to be entered in the register referred to therein or which were required, pursuant to the Model Code for Securities Transactions by Directors of Listed Companies, to be notified to the Company and the Hong Kong Stock Exchange.

As at the Latest Practicable Date, none of the Directors is materially interested in any contract or arrangement subsisting at the date hereof which is significant to the business of the Group taken as a whole. As at the Latest Practicable Date, none of the Directors or their Associates has an interest in a business which competes or is likely to compete, either directly or indirectly, with the Group’s business.

As at the Latest Practicable Date, none of the Directors or any experts named in paragraph 7 of this Appendix has any direct or indirect interest in any assets which have been, since 31 December 2005 (being the date of the latest published audited financial statements of the Company), acquired or disposed of by or leased to any member of the Group, or are proposed to be acquired or disposed of by or leased to any member of the Group.

3.             Substantial Shareholders

As at the Latest Practicable Date, so far as the Directors were aware, the following persons were, directly or indirectly, interested in 5% or more of the issued share capital carrying rights to vote at general meetings of the Company (“Substantial Shareholders”):

(L) - Long Position

	Ordinary shares held				Percentage of Other Total Issued
	Directly		Indirectly		Interests held		Shares

(i) China United Telecommunications Corporation (“Unicom Group”)(1)	—		9,725,000,020	(L)	—		76.96	%(L)
(ii) China United Telecommunications Corporation Limited (“A Share Company”)(1)	—		9,725,000,020	(L)	—		76.96	%(L)
(iii) China Unicom (BVI) Limited (“China Unicom (BVI)”)(1)	9,725,000,020	(L)	—		—		76.96	%(L)
(iv) SK Telecom Co., Ltd (“SKT”)(2)	—		—		899,745,075	(L)	7.12	%(L)

Notes:

(1)                  Because of the fact that Unicom Group and A Share Company directly or indirectly control one-third or more of the voting rights in the shareholders’ meetings of China Unicom (BVI), in accordance with the SFO, the interests of China Unicom (BVI) are deemed to be, and have therefore been included in, the interests of Unicom Group and A Share Company.

(2)                  SKT has an interest in 899,745,075 shares in the Company’s issued shares by virtue of its ownership of convertible bonds issued by the Company.

Save as disclosed herein, there is no person known to the Directors or chief executive of the Company who, as of the Latest Practicable Date, has an interest or short position in the shares and underlying shares of the Company which would fall to be disclosed to the Company under the provisions of Divisions 2 and 3 under Part XV of the SFO, or, who is, directly or indirectly, interested in 5% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any other member of the Group.

As at the Latest Practicable Date, the following Directors or proposed Directors of the Company are the Directors or employees of companies which have interests or short positions in the shares and underlying shares of the Company that is required to be disclosed to the Company pursuant to the provisions of Divisions 2 and 3 under Part XV of the SFO:

Directors of the Company	Positions held in Substantial Shareholders
Chang Xiaobing	- Chairman of Unicom Group - Chairman of A Share Company - Director of Unicom BVI
Shang Bing	- Director and President of Unicom Group - Director and President of A Share Company
Tong Jilu	- Director, Vice President and Chief Accountant of Unicom Group - Director of A Share Company
Li Jianguo	- Director and Chairman of Labor Union of Unicom Group - Chairman of Supervisory Board of A Share Company
Yang Xiaowei	- Director and Vice President of Unicom Group
Li Zhengmao	- Director and Vice President of Unicom Group
Li Gang	- Vice President of Unicom Group
Zhang Junan	- Vice President of Unicom Group
Lu Jianguo	- Director of A Share Company

4.             Service Contracts

As at the Latest Practicable Date, none of the Directors had entered into any service contract with the Company or any member of the Group (excluding contracts expiring or determinable by the employer within one year without payment of compensation (other than statutory compensation)).

5.             Material Adverse Change

The Directors are not aware of any material adverse change in the financial or trading position of the Group since 31 December 2005, being the date of the latest published audited financial statements of the Company.

6.             Consents

Citigroup and Beijing China Enterprise Appraisals Company Limited have given and have not withdrawn their respective written consents to the issue of this Circular with the inclusion of their respective reports, letters or opinions (as the case may be) in their respective form and content, and references to their respective names.

As at the Latest Practicable Date, Citigroup and its affiliates hold, in aggregate, 58,145,774 Shares, representing approximately 0.46% of the entire issued share capital of the Company.

As at the Latest Practicable Date, Beijing China Enterprise Appraisals Company Limited does not have any shareholding in any member of the Group or any right, whether legally enforceable or not, to subscribe for or to nominate persons to subscribe for securities of any member of the Group.

7.             Qualifications of experts

The following are the qualifications of the professional advisers who have given opinions or advice contained in this Circular:

Names	Qualifications
Citigroup Global Markets Asia Limited	Licensed by the Securities and Futures Commission for Types 1, 4 and 6 regulated activities under the SFO
Beijing China Enterprise Appraisals Company Limited	Qualified by the China Securities Regulatory Commission and the State Administration of State Property to undertake securities business and asset valuation activities

8.             Miscellaneous

(a)                  The Company Secretary and qualified accountant of the Company is Chu Ka Yee (FCCA, ACA, CPA).

(b)               The registered office and head office of the Company is 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong.

(c)                Hong Kong Registrars Limited, the share registrar of the Company, is at 46th Floor, Hopewell Centre, 183 Queen’s Road East,  Hong Kong.

(d)               The English text of this Circular and form of proxy shall prevail over the Chinese text.

9.             Documents available for inspection

Copies of the following documents will be available for inspection at Freshfields Bruckhaus Deringer, 11th Floor, Two Exchange Square, Central, Hong Kong during normal business hours on any business day from the date of this Circular until 30 November 2006:

(a)                each of the New Agreements;

(b)               each of the Old Agreements;

(c)                  the memorandum and articles of association of the Company;

(d)               the letters of consent from Citigroup and Beijing China Enterprise Appraisals Company Limited referred to in paragraph 6 of this Appendix;

(e)                the letter of recommendation from the Independent Board Committee, the text of which is set out on pages 35 to 36 of this Circular;

(f)                  the letter from Citigroup to the Independent Board Committee dated 10 November 2006, the text of which is set out on pages 37 to 56 of this Circular; and

(g)                 the letter from Beijing China Enterprise Appraisals Company Limited referred to in the section headed “Letter from the Board - Information on Continuing Connected Transactions” of this Circular.

NOTICE OF THE EXTRAORDINARY GENERAL MEETING

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

(Stock Code: 762)

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of the members of China Unicom Limited (the “Company”) will be held at Ballroom, Level 3, JW Marriott Hotel, Pacific Place, 88 Queensway, Hong Kong on 1 December 2006 at 3:30 p.m., for the purposes of considering and, if thought fit, passing, with or without modifications, the following resolutions as Ordinary Resolutions:

ORDINARY RESOLUTIONS

“THAT:

(1)                the transfer agreement of the CDMA lease agreement dated 26 October 2006 between the A Share Company, Unicom New Horizon and Unicom Group be and are hereby generally and unconditionally approved;

(2)                the transfer agreement of the services agreement dated 26 October 2006 between the A Share Company and Unicom Group be and are hereby generally and unconditionally approved;

(a copy of each of the CDMA lease agreement, services agreement and the transfer agreement in relation to each of them as mentioned above has been tabled at the meeting, initialled by the chairman of this meeting and for the purpose of identification marked “A”);

(3)                  the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on leasing of the CDMA network capacity, equipment procurement services, mutual provision of premises and engineering design and technical services be and are hereby generally and unconditionally approved;

(4)                there be no caps on the transaction amount of supply of telephone cards, interconnection and roaming arrangements, leasing of transmission channels, provision of international telecommunication network gateway, operator-based value-added services for cellular subscriber, value-added services for cellular subscriber, “10010” customer services and agency services be and are hereby generally and unconditionally approved; and

(5)                  the directors of the Company be and are hereby authorised to do all such further acts and execute such further documents and take all such steps which in their opinion may be necessary, desirable or expedient to implement and/or give effect to the terms of the continuing connected transactions referred to in items (3) and (4) above.”

By Order of the Board Chu Ka Yee Company Secretary

Hong Kong, 10 November 2006

Notes:

(1)                  A member entitled to attend and vote at the Extraordinary General Meeting is entitled to appoint one or more (not exceeding two) proxies to attend and, on a poll, vote on his behalf. A proxy need not be a member of the Company.

(2)                  In order to be valid, a form of proxy together with any power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of such power or authority, must be deposited at the Company’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, not less than 48 hours before the time appointed for holding the Extraordinary General Meeting or at any adjournment thereof. Completion and return of the form of proxy will not preclude you from attending and voting in person at the meeting or at any adjourned meeting should you so wish.

(3)                  In accordance with the Hong Kong Listing Rules, Unicom BVI, the controlling shareholder of the Company, and its respective Associates who are Shareholders will abstain from voting on the resolutions numbered 1 to 5 above to approve (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps. The votes to be taken at the Extraordinary General Meeting will be taken by poll, the results of which will be announced after the Extraordinary General Meeting.

(4)                The Register of the shareholders will be closed from 29 November 2006 to 1 December 2006 (both days inclusive), during which dates no transfer of shares of the Company will be effected. In order to qualify for voting at the Extraordinary General Meeting, all transfers, accompanied by the relevant certificates must be lodged with the Company’s Share Registrar, Hong Kong Registrars Limited at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong not later than 4:00 p.m. on 28 November 2006.

(5)                  The votes to be taken at the Extraordinary General Meeting will be taken by poll, the results of which will be announced after the Extraordinary General Meeting. Under the articles of association of the Company, a poll can be demanded by: (i) the chairman of the Extraordinary General Meeting; or (ii) at least three shareholders of the Company (the “Shareholders”) present in person (or if the Shareholder is a corporate, present by its duly authorised representative) or by proxy and entitled to vote at the Extraordinary General Meeting; or (iii) any Shareholder or Shareholders present in person (or if the Shareholder is a corporate, present by its duly authorised representative) or by proxy and representing in aggregate not less than one-tenth of the total voting rights of all Shareholders having the right to attend and vote at the Extraordinary General Meeting; or (iv) any Shareholder or Shareholders present in person (or if the Shareholder is a corporate, present by its duly authorised representative) or by proxy and holding shares conferring a right to attend and vote at the Extraordinary General Meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid on all shares conferring that right.